Exhibit 10.2

Note: Certain portions of this exhibit (marked with [***]) have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K because they are both (i) not material and (ii) the type of information that the Company customarily and actually treats as private or confidential.

Mojave Water Bank Project

Northern Pipeline Facilities

Construction - Pipeline

CONSTRUCTION

MANAGEMENT AT-RISK

(CMAR)

Agreement

Mojave Groundwater Bank
Northern Pipeline Project

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Mojave Water Bank

Agreement Between Owner and Construction Manager at-Risk

(CMAR)

Basis of Payment is Cost of the Work Plus CMAR’s Fee Not to Exceed a

Guaranteed Maximum Price

Agreement

This Agreement is made effective as of the 27th day of July in the year 2026 (the “Contract Date”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by and between the

OWNER

Owner:	Fenner Gap Mutual Water Company

Address:	[***]

and the

CONSTRUCTION MANAGER AT-RISK (CMAR):

Company:	Mike Bubalo Construction Co. Inc.

Address:	[***]

for services in connection with the following Project:

PROJECT NO.: 20-002

PROJECT NAME:	MOJAVE WATER BANK PROJECT
NORTHERN PIPELINE FACILITIES CONSTRUCTION - PIPELINE

PROJECT LOCATION: CADIZ, CALIFORNIA

PROJECT SUMMARY AND PHASING:

The total project site is located near Cadiz, California, through an existing pipeline Right of Way (ROW) towards the City of Barstow and potentially extending beyond to the northern boundary of Edwards Air Force Base. The activities for the initial portion of the Northern Pipeline (NPL) project in the larger context of the Mojave Groundwater Bank Program and overall NPL will be focused on conveyance from Reaches 1 and 2-Point A to Point B to Point C, as shown on the location map below and represents approximately 90 miles of an existing 30” diameter Natural Gas pipeline that is being repurposed and/or replaced to convey water.

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FIGURE 1

The full scope of the NPL includes removal and replacement of up [***] an existing 30” oil and gas pipeline and necessary appurtenances (wash crossings and connections to the existing pipeline at either end of the identified sections to be replaced as well as reducers to connect to the existing 30” railroad crossing) with the 36” steel pipe supplied by the Owner, to repurpose for water conveyance, the installation of [***] air release valves and blow-off valves, the installation of [***] cathodic protection test stations, the replacement of [***] cathodic protection rectifiers and those other items included in Exhibit E.

Notice to the Owner and/or CMAR (each individually a “Party” and collectively, the “Parties”) shall be given at the above addresses.

Accordingly, the Parties hereto hereby agree as follows.

ARTICLE 1 — Definitions

1.1	Definitions

1.1.1 “Agreement” means this Agreement between Owner and CMAR where the Basis of Payment is the Cost of the Work plus CMAR’s Fee with a Guaranteed Maximum Price, and the exhibits and attachments made part of this Agreement upon its execution including but not limited to CMAR’s Exclusions and Assumptions attached as Exhibit K.

1.1.2 “Allowance” is an estimated sum to be used as Owner directs for categories of Work that cannot be established at the time the GMP are agreed upon. Owner can direct Work under Allowances only up to the established amount as identified in the Bid Schedule included in Exhibit E. Any work directed over the established Allowance amount is to be processed by Change Order to CMAR.

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1.1.3 “Applicable Law” or “Applicable Laws” means, collectively, all applicable federal, state, and local laws, statutes, rules, regulations, tariffs, levies, embargoes, ordinances, codes, and binding administrative or judicial precedents or authorities, including the binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation, or administration thereof, and all applicable administrative orders, directed binding duties, licenses, authorizations, and permits of, and binding agreements with, any Governmental Authority, in each case applicable to or affecting the Project or the Work of CMAR under this Agreement or the other Contract Documents.

1.1.4 “Assumptions” and “Clarifications” are material terms associated with CMAR’s Guaranteed Maximum Price upon which the Owner and CMAR agree and are more particularly described in Exhibit E.

1.1.5 “Bid Package” or “Bid Packages” means one or more design bid packages for specific scopes of the Work that are developed and generated by the Engineer for bidding and award pursuant to this Agreement.

1.1.6 The term “Business Day” means any day other than a Saturday, Sunday, or legal holiday on which national banks located in California are not required or permitted to be open for business to the public.

1.1.7 A “Change Order” is a written order signed by the Owner and the CMAR after execution of this Agreement indicating any change to the Agreement including, among other things, changes in the Scope of the Work, the CMAR’s Fee for Preconstruction Phase Services, the Phase 2 Construction Price and Date of Substantial Completion, or Date of Final Completion.

1.1.8 A “Change Order Proposal” is a proposal submitted by the CMAR or the Owner for a change in the Work as evidenced by a Change Order.

1.1.9 The “CMAR” is Mike Bubalo Construction Co., Inc.

1.1.10 The “CMAR Representative” is Dave Sorem.

1.1.11 “Construction Phase” or “Construction Phase Services” means the Work of the CMAR undertaken during Phase 2 pursuant to the Drawings and Specifications in accordance with Paragraph 2.2 of this Agreement and other applicable terms and provisions of this Agreement and the other Contract Documents.

1.1.12 “Construction General Conditions Costs” are an element of the Cost of Work that is included in the Construction Price as agreed to by the CMAR and the Owner and has the meaning set forth in Article 5 of the Exhibit A – General Conditions.

1.1.13 “Contingencies,” where applicable, has the meaning set forth in Paragraph 6.4 of Exhibit A – General Conditions.

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1.1.14 The “Contract Documents” represents the entire and integrated agreement between the Parties hereto and supersedes prior negotiations, representations, or agreements, either written or oral. It consists of this Agreement, the General Conditions, the Phase 2 Construction Price, the Drawings, Specifications, addenda issued prior to execution of this Agreement, information furnished by the Owner under Paragraph 3.8 of the General Conditions, any supplemental or other conditions attached as an exhibit to this Agreement, performance Specifications attached as an exhibit to this Agreement, the CMAR’s qualifications, Assumptions, and Clarifications mutually agreed upon by Owner and CMAR and identified in Exhibit K and attached to this Agreement and/or the Phase 2 Construction Price, the other documents listed in this Agreement, and any modifications issued after its execution, including, without limitation, Change Orders and Owner Change Directives. The Contract Documents do not include bidding instructions or sample forms not attached as exhibits to this Agreement.

1.1.15 The “Contract Time” is the overall time period allowed for performance of the Work.

1.1.16 “Cost of the Work,” has the meaning of the sum of all allowed direct and indirect costs necessarily and reasonably incurred and paid by CMAR in the performance of the Work including those set forth in the Phase 2 Construction Price.

1.1.17 The term “Day” or “day” shall mean calendar day unless otherwise specifically defined.

1.1.18 “Defective Work” is any portion of the Work that does not conform to the Contract Documents, as more fully described in Paragraphs 2.4 and 2.5 of the General Conditions.

1.1.19 “Differing Site Conditions” means conditions at the Project site that are: (a) subsurface or other physical conditions materially different from those indicated in the documents provided to CMAR prior to bid, or (b) unusual or unknown physical conditions materially different from conditions ordinarily encountered.

1.1.20 “Drawings” means the documents prepared by Engineer or other consultants of Owner showing the design, location, and dimensions of the Work, generally including plans, elevations, sections, details, schedules, and diagrams.

1.1.21 “Early Work(s) Package(s)” is procurement or construction work that may be performed during Phase I or Phase 2 for the benefit the Project.

1.1.22 “Engineer” means the licensed Engineer and its consultants, retained by Owner to perform design services for the Project.

1.1.23 “Engineer Contract” means the engineering contract dated February 18, 2025, and any subsequent contracts between Owner and Engineer for the design and/or engineering of the Project or portions thereof.

1.1.24 “Fee” or “CMAR Fee” means the amount due to CMAR for all services provided and expenses incurred by CMAR for Preconstruction Phase Services. The Fee to be charged by the CMAR for PreConstruction Phase Services, shall be (i) (ii) a fixed dollar amount based on the Cost of the Work, in each case agreed upon by the Owner and the CMAR at the time of execution of this Agreement.

1.1.25 “Field Order” means minor changes in the Work if the changes do not involve an adjustment in the Phase 2 Construction Price or the Contract Times and are compatible with the design of the completed Project as a functioning whole as indicated by the Contract Documents.

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1.1.26 “Final Completion” occurs on the date when the CMAR’s obligations under this Agreement are complete and final payment becomes due and payable in accordance with Paragraph 8.9 of the General Conditions. This date shall be confirmed by a Certificate of Final Completion signed by the Owner and the CMAR.

1.1.27 “Final Payment” has the meaning set forth in Article 8.9 of the General Conditions.

1.1.28 “Force Majeure,” as defined in Article 5.4.1.1 of the General Conditions.

1.1.29 The “General Conditions” to the Agreement is included as Exhibit A.

1.1.30 “GMP” or “Guaranteed Maximum Price” means, with regard to the Project as a whole or any Bid Package for construction of any portion of the Work where a GMP is selected by the Parties as the basis for the Phase 2 Construction Price, as may be further defined in the Phase 2 Construction Price Amendment for the Project, as applicable. The Guaranteed Maximum Price for the Work covered thereby, as established by a Phase 2 Construction Price Amendment executed by and between Owner and CMAR, is further defined as the Cost of Work plus Allowances and fee for such Work. Subject to Change Orders and other allowable adjustments made pursuant to this Agreement or the other Contract Documents, where the Phase 2 Construction Price for any Work is based on a GMP, the Phase 2 Construction Price for such Work shall not exceed the GMP for such Work plus any approved additions or deductions to the GMP.

1.1.31 “Governmental Authorities” means any federal, state, local, or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of government.

1.1.32 A “Material Supplier” is a person or entity retained by the CMAR or a Subcontractor to provide material or equipment for the Work.

1.1.33 “Others” means other contractors, Material Suppliers, and persons at the Worksite who are not employed by the CMAR or Subcontractors.

1.1.34 “Owner” is Fenner Gap Mutual Water Company and includes the Owner’s representative and any other Owner authorized person or entity.

1.1.35 “Owner’s Approved Budget” means the sum of $80,000,000.

1.1.36 “Owner Change Directive” means a directive issued by Owner to CMAR to undertake and perform a change in the Work prior to the time such Parties have reached agreement on the adjustment, if any, of the Phase 2 Construction Price or the Contract Time.

1.1.37 The Owner’s authorized representative is Don Bunts (the “Owner’s Representative”).

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1.1.38 “Phase 1” means the Preconstruction Phase and will include close collaboration with the Engineer and the Owner, to define details appropriate to design milestones, establish logical work packages to the target schedules and develop early procurement packages to equipment and materials determine to be long-lead elements and critical to project activities.

1.1.39 “Phase 2” means the Construction Phase Services performed by CMAR pursuant to this Agreement and the other Contract Documents.

1.1.40 “Phase 2 Construction Price” means the contract price established by the Parties for CMAR’s performance of the Work during the Construction Phase in accordance with this Agreement and the other Contract Documents, as the same may be modified by any Change Orders increasing or reducing such contract price.

1.1.41 “Phase 2 Construction Price” has the meaning given to it in Exhibit E.

1.1.42 “Phase 2 Construction Price Proposal” has the meaning given to it in Exhibit E.

1.1.43 “Preconstruction Phase” or “Preconstruction Phase Services” means the Phase 1 Preconstruction Services performed by CMAR in connection with the Project and described in Paragraph 2.1 of this Agreement The scope of Preconstruction Phase Services related to the Pipeline shall be limited as further described in Exhibit B.

1.1.44 “Project” is the building, facility, or other improvements for which the CMAR is to perform Work under this Agreement. It may also include construction by the Owner or Others which is not part of the Work of this agreement.

1.1.45 “Project Component” refers to one of the three components of the Project, the pipeline portion of the Northern Pipeline, as further described in Exhibit B (Preconstruction Phase Services) and Exhibit F.

1.1.46 “Risk Register” is the result of an assessment led by either the Owner or the CMAR, and agreed to by both parties, that identifies potential project risks and the likelihood of occurrence and allocates the responsibility for mitigation of each risk element.

1.1.47 “Schedule” is the critical path method (CPM) schedule prepared by the CMAR, and based on the current conceptual schedule to be refined during Phase 1 preconstruction services, that specifies the dates on which the CMAR plans to begin and complete various parts of the Work, including all activities during Phase 1 Preconstruction and Phase 2 Construction.

1.1.48 “Schedule Update” means any update to the Schedule prepared and submitted by CMAR to Owner concurrently with CMAR’s submission to Owner of a Phase 2 Construction Price Proposal, , or as otherwise required or permitted hereunder.

1.1.49 “Specifications” means the documents prepared by Owner, Engineer, or other consultant of Owner consisting of the written requirements for materials, equipment, construction systems, standards, and workmanship for the Work and performance of related services.

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1.1.50 A “Subcontractor” is a person or entity retained by the CMAR as an independent contractor to provide the labor, materials, equipment, or services necessary to complete a specific portion of the Work. The Subcontractor obligations within this Agreement shall also apply to the CMAR for all self-perform trade work.

1.1.51 “Substantial Completion of the Work,” or “Substantially Complete” or a designated portion, occurs on the date when the Work is sufficiently complete in accordance with the Contract Documents so that the Owner may occupy or utilize the Work, or a designated portion, for the beneficial use for which it is intended. This date shall be confirmed by a certificate of Substantial Completion signed by the Engineer and CMAR with Owner’s consent. The issuance of a certificate of occupancy is not a prerequisite for Substantial Completion if the certificate of occupancy cannot be obtained due to factors beyond the CMAR’s control. In addition to and without limiting the generality of the foregoing requirements of this Paragraph 1.1.51, “Substantial Completion” of the Work or a portion of the Work shall not be deemed to have occurred unless and until the Project or a portion thereof is available for beneficial use and satisfies any other requirements set forth in the Phase 2 Construction Price.

1.1.52 A “Sub-subcontractor” is a person or entity who has an agreement with a Subcontractor to perform any portion of the Work.

1.1.53 “Work” means the construction and services necessary or incidental to fulfill the CMAR’s obligations for the Project in conformance with this Agreement and the other Contract Documents, including the Preconstruction Phase Services and the Construction Phase Services as set forth in the Scope of Work.

1.1.54 “Worksite” means the location of the Project as identified in Article 1 where the Work is to be performed.

1.1.55 Capitalized terms used herein but not defined herein shall have the meanings given them in the Phase 2 Construction Price Amendment, General Conditions, and other Contract Documents.

ARTICLE 2 — CMAR Responsibilities

2.1	Phase 1 Preconstruction Phase Services

2.1.1 Commencement. Preconstruction Phase Services, as described in Exhibit B attached hereto shall commence no later than five (5) Days following the Owner’s issuance of a Phase 1 Notice to Proceed in substantially the form of Exhibit C attached hereto and incorporated herein by this reference with the appropriate box checked. For the performance of the Preconstruction Phase Services CMAR shall be paid the Preconstruction Phase Services fees in the amount and in the manner set forth in Paragraph 6.1.

2.1.2 Early Work(s) Package(s). If applicable, Early Work(s) Package(s) commenced prior to mutual execution of a Phase 2 Construction Price shall be performed and paid for pursuant to Exhibit D and Exhibit D.1 to this Agreement but otherwise subject to the terms, covenants, and conditions of this Agreement and the other Contract Documents.

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2.1.3 Completion.

CMAR’s Preconstruction Phase Services shall be deemed to have been completed upon receipt of Notice to Proceed on Phase 2 Construction, provided, however, that the Preconstruction Phase Services may extend into and run concurrently with the Phase 2 Construction Phase as the Parties transition from Preconstruction to Construction under a GMP arrangement. If the Owner and CMAR are unable to reach a written agreement on a Phase 2 Construction Price, the Owner may terminate this Agreement for convenience on five (5) Days’ written notice to the CMAR in accordance with Paragraph 10.3 of the General Conditions. In the event of such termination for convenience, the CMAR shall be compensated as set forth in Section 10.3 of the General Conditions for (1) the portion of the CMAR’s Preconstruction or Construction Phase Services, if any, performed to the date of such termination, but the CMAR shall not be entitled to compensation for Work not performed, plus (2) reasonable demobilization costs, if any, which shall include, but not be limited to, reasonable cost(s) incurred by CMAR to break contractual obligations with Subcontractors, Subconsultants, Suppliers, Vendors, and Materialmen entered prior to Subcontractor’s receipt of the notice of termination. In such event, the CMAR shall have no obligation to perform the Scope of Work covered by the unexecuted Phase 2 Construction contract. The CMAR shall not be entitled to compensation for Work not performed.

2.2	Phase 2 Construction Phase Services

2.2.1 Commencement. Unless otherwise provided to the contrary elsewhere in this Agreement or the other Contract Documents, CMAR’s Construction Phase Services shall commence within ten (10) days of the Phase 2 Notice to Proceed.

2.2.2 Self-Perform Work. As part of the CMAR’s Construction Phase Services, the CMAR may be entitled to self-perform work with Owner approval. Any self-perform Work, whether negotiated or competitively bid, that is approved by the Owner is subject to the terms and conditions of and as identified in Exhibit B and the following provisions of this Paragraph 2.2.2.

2.2.2.1 The CMAR may seek to perform portions of the Work itself in addition to minor work that may be included in the CMAR’s Construction General Conditions Costs. As part of CMAR’s Preconstruction Phase Services, CMAR shall communicate to Owner, in writing, which portions of the Work that it intends to self-perform and the pricing for such portions shall be clearly identified within CMAR’s Phase 2 Construction Price Proposal.

2.2.2.2 If a selected Subcontractor defaults in the performance of its Work or fails to execute a subcontract after being selected in accordance with this paragraph, the CMAR may, without advertising, fulfill the contract requirements through selection of an alternate Subcontractor or self-performance, in each case with the Owner’s prior written approval. Owner shall be notified in the event of a Subcontractor default or failure to execute the subcontract.

2.2.2.3 The pricing for any Work that will be performed by the CMAR shall be submitted to and reviewed by the Owner’s Representative, or any other neutral party as determined by the Owner, for confirmation that the pricing is competitive and representative of the market value of the Work.

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ARTICLE 3 — Owner Responsibilities

3.1	Owner Responsibilities

Owner shall be responsible for providing the information and delivering the materials set forth in Article 3 of the General Conditions.

ARTICLE 4 — Subcontracts and Labor Relations

4.1	Subcontractors

The work not performed by the CMAR with its own forces shall be performed by approved Subcontractors. All subcontracts shall be issued on a Lump-Sum basis unless the Owner has given prior written approval of a different method of payment to the Subcontractor. Owner may require CMAR to competitively bid subcontracts for services or supplies that are over $200,000. CMAR may subcontract any services or supplies that are under $200,000 without the approval or competitive requirement to Subcontractors.

4.2	Labor Relations

4.2.1 Prevailing Wages.

4.2.1.1 Applicable laws. The current prevailing wage rate determinations for public works contracts by the Owner, the Director of the California Department of INDUSTRIAL RELATIONS, and, if federal funding is used for the Project, the current General Wage Determination Decisions, as determined by the US Secretary of Labor, may change during the term of this Agreement. CMAR will pay the applicable prevailing wage in effect at the time services are rendered.

4.2.1.1.1 Davis-Bacon. Should Owner obtain federal funding for the Project, CMAR shall be responsible for ensuring that all subcontracts and Subcontractors fully comply with all applicable requirements of the Davis-Bacon Act, including but not limited to applicable prevailing wage, contractual provisions, and recordkeeping.

4.2.1.1.2 CMAR shall pay any person performing labor necessary to complete any portion of Work on the Project not less than the highest general prevailing rate of wages. If federal funds are used for the Project, where the minimum rate of pay for any classification differs among city, state, and federal wage rate determinations, the highest rate of pay shall prevail.

4.2.1.1.3 CMAR shall include, in any contract or subcontract relating to Work on the Project, a requirement that all persons performing labor under such contract or subcontract shall be paid not less than the highest prevailing rate of wages for the labor so performed.

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4.2.2 Compliance Monitoring. CMAR shall require every subcontractor to provide certified payroll reports with respect to all persons performing labor necessary to complete any portion of Work on the Project. This input will be required as part of the CMAR monthly project/program summaries and exceptional issues will be included in weekly project updates and reports. Failure to provide this information may result in the withholding of progress payments until such information is provided to the Owner.

4.2.3 Nondiscrimination / Nonharassment. CMAR shall not engage in any form of discrimination or harassment because of race, color, creed, national origin, ancestry, age, sex, sexual orientation, disability, or any other protected classification against any employee or applicant for employment on the Project.

4.2.4 Additional Requirements. During performance of the Construction Services, CMAR shall comply, and shall require every subcontractor to comply, with any local hire, labor relations, or local procurement requirements required by any Project Labor Agreement hereunder, funding source or contractual obligation of the Owner. A current list of such obligations is set forth in Exhibit J. For the avoidance of doubt, the obligations of any Project Labor Agreement shall not apply during performance of the Preconstruction Phase Services.

ARTICLE 5 — Time

5.1	Performance of the Work

5.1.1 Date of Commencement. The Date of Commencement of the Preconstruction Phase Services, shall be July 15, 2026. The Work shall proceed in general accordance with the Schedule of Work as such Schedule may be amended from time to time, subject to other provisions of this Agreement. The Schedule is subject to allowable adjustments in the Contract Time as permitted herein or in the other Contract Documents.

5.1.2 Substantial / Final Completion. Unless the Parties agree otherwise, the Date of Substantial Completion and the Date of Final Completion shall be established pursuant to the Phase 2 Construction Price Amendment, subject to adjustments as provided for in the Contract Documents. If a Phase 2 Construction Price is not established and the Parties desire to establish a Date of Substantial Completion or Date of Final Completion, it shall be set forth via Amendment.

5.1.3 The CMAR shall not knowingly commence the Work on Phase 2 Construction before the effective date of insurance to be provided by the CMAR and Owner as required by the Contract Documents.

5.2	Schedule of the Work

5.2.1 The initial Schedule is attached hereto as Exhibit F.

5.2.2 Owner will timely review the baseline Schedule submitted by CMAR. If the Owner determines that additional supporting data are necessary to fully evaluate the Schedule, the Owner will request additional supporting data in writing. Such data shall be furnished no later than five (5) Days after the date of such request. Owner will render a decision promptly and in any case within ten (10) Days after the latter of the receipt of the Schedule update or the deadline for furnishing such additional supporting data. Owner shall review, approve, and/or provide comments in a reasonable time.

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5.2.3 Contemporaneously with CMAR’s submission of its Phase 2 Construction Price Proposal in accordance with Phase 2 Construction Price Amendment, the CMAR shall submit to the Owner and, if directed, the Engineer, a Schedule Update, in compliance with the technical scheduling requirements attached hereto as Exhibit G and the requirements of this Paragraph 5.2, that shall show the dates on which the CMAR plans to commence and complete various parts of the Work, including dates on which information and approvals are required from the Owner.

5.3	Contract Time, Delays, and Extensions of Time

5.3.1 The Contract Time for the Project shall be 610 Days.

5.3.2 The Contract Time, as it may be modified from time to time in accordance with this Agreement and any other applicable Contract Documents, shall control the determination of liquidated damages payable by the CMAR under Paragraph 5.4 and in the determination of any delay under Paragraph 5.3.

5.3.3 The CMAR will include 20 Days of weather-related delays per year within the Project Construction Schedule. If the number of weather-related delays exceeds 20 Days in any given year, the CMAR may be entitled to a commensurate extension of time and reimbursement of costs associated with the delay, including Construction General Conditions Costs, in each case as may be agreed upon by the Owner and CMAR but subject to the requirements of Article 5 of the General Conditions.

5.3.4 In the event delays to the Work are encountered for any reason, the CMAR shall provide prompt written notice to the Owner of the cause of such delays, in any event within three (3) Days after the delay occurs. Excusable delays shall be adjusted upon and subject to the terms and conditions of Article 5 of the General Conditions.

5.3.5 A waiver of or failure by the Owner or Owner’s Representative to enforce any requirement in this Article 5 hereof or the requirements of Article 5 of the General Conditions, including, without limitation, the requirements in Paragraph 5.3 thereof, in connection with any or all past delays shall not constitute a waiver of, and shall not preclude the Owner or Owner’s Representative from enforcing such requirements in connection with any present or future delays.

5.4	Liquidated Damages

5.4.1 Substantial Completion. The Owner and the CMAR agree that this Agreement shall provide for the imposition of liquidated damages for any CMAR delay not excused by Paragraph 5.3 hereof or elsewhere in this Agreement.

5.4.1.1 The CMAR agrees that if the Work of the Project is not Substantially Completed on or before the Substantial Completion Date applicable to the Project the CMAR shall pay the Owner as liquidated damages and not as a penalty the sum of [***] per Day for each Day of unexcused delay past the Substantial Completion Date. The liquidated damages provided herein shall be the sole and exclusive remedy for any unexcused delay in the performance of CMAR’s obligations hereunder and shall be in lieu of any and all other liability to the Owner for extra costs, losses, expenses, claims, penalties and any other damages of whatever nature (whether actual, compensatory, direct, indirect, special, consequential, punitive, or otherwise) incurred by the Owner and which are caused by any unexcused CMAR delay in timely achieving Substantial Completion on or before the Substantial Completion Date. The Parties acknowledge and agree that it would be extremely difficult, if not impossible, to quantify the economic loss incurred by the Owner as a result of such unexcused delay, that the liquidated damages contemplated herein are reasonable and represent a fair approximation of the economic loss to be incurred by Owner as a result of such unexcused delay, and that such liquidated damages shall be enforceable to the maximum extent permitted under Applicable Law.

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ARTICLE 6 — Compensation

6.1	CMAR’s Compensation for Preconstruction Phase Services

6.1.1 The Owner shall compensate CMAR for performance of the CMAR’s Preconstruction Phase Services outlined in Paragraph 2.1 hereof on a time and materials basis, subject to a not-to-exceed amount to be established by the Parties prior to commencement of Preconstruction Phase Services. Such compensation shall be based on the direct personnel costs incurred by CMAR and includes the direct salaries of the CMAR’s personnel providing Preconstruction Phase Services on the Project and CMAR’s customary and mandatory contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions and, unless otherwise provided, includes all sales, use, consumer, and other taxes mandated by applicable law, plus a fee of fifteen percent (15%) applied to the Cost of the Work for such Preconstruction Phase Services.

6.2	CMAR Compensation for Early Work(s) Package(s)

6.2.1 Not Used

6.3	CMAR’s Compensation for Construction Phase Services

6.3.1 The Owner shall compensate the CMAR for Work performed and described in a Phase 2 Construction Price Amendment on the basis of a Phase 2 Guaranteed Maximum Price, in each case as set forth in such Phase 2 Construction Price and General Conditions.

6.3.2 The Owner shall have the right to directly procure equipment and materials and assign any such purchase orders or contracts to the CMAR, for the CMAR to administer. Any such equipment or materials to be directly procured by the Owner shall be listed on the Phase 2 Construction Price Amendment. In the case of Owner procured purchase orders and contracts, CMAR’s obligations to Owner shall be limited to the terms negotiated and included in said contract by Owner.

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6.3.3 Recognizing that there will be both contingencies and allowances applied throughout the GMP, Owner and CMAR agree to split any monies remaining in the contingencies with 50% going to Owner and 50% going to CMAR. Any remaining monies in allowances will be returned, in full, to Owner.

6.4	Hourly Rates

6.4.1 Where Work or portions thereof performed by the CMAR for Preconstruction Phase Services is charged on an hourly rate basis, such Work shall be performed on a time and materials basis subject to a not-to-exceed amount established by the Parties, in accordance with the CMAR’s hourly rate schedule attached hereto as Exhibit H and incorporated herein by this reference, plus a fee of fifteen percent (15%) applied to such costs. A separate hourly rate schedule for Construction Phase Services shall be attached to the Phase 2 Construction Price upon Owner’s and CMAR’s mutual execution of the same.

6.5	Early Completion Incentive

6.5.1 The Owner and CMAR agree that this Agreement shall provide for the payment of an early completion incentive for achieving substantially complete facilities that are fully functional earlier than the Contract Completion Date.

6.5.1.1 The Owner agrees that if the Work of the Project is Substantially Completed and fully functional before the Substantial Completion Date applicable to the Project, the Owner shall pay the CMAR as an early completion incentive the sum of [***] per Day for each day prior to the Substantial Completion Date.

ARTICLE 7 — Changes

Changes in the Work that are within the general scope of this Agreement shall be accomplished, without invalidating this Agreement, by Change Order, Owner Change Directive, and Field Order, in each case in accordance with and subject to the terms and provisions of Article 7 of the General Conditions and any Phase 2 Construction Price Amendment executed in connection herewith for the Project.

ARTICLE 8 — Payment

Payment based on time and materials and accompanied by supporting documentation unless otherwise agreed, in writing, by Owner and CMAR. Payments are due and payable within thirty (30) Days of the CMAR’s request for payment for those amounts that are not contested by the Owner. Uncontested amounts unpaid more than sixty (60) Days after the invoice date shall bear interest at the rate of 1.5% per month or the maximum allowed by California law, whichever is greater.

8.1	Payments for Construction Phase Services performed following the NTP of the Phase 2 Construction shall be made in accordance with such Amendment and the General Conditions.

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ARTICLE 9 — Liability

9.1	Waiver of Consequential Damages

Except for (a) damages mutually agreed upon by the Parties as liquidated damages in Paragraph 5.4 hereof, and (b) subject to the following provisions set forth in this Paragraph 9.1, notwithstanding anything else herein to the contrary, the Owner and the CMAR agree to waive all claims against each other for any consequential or other special damages that may arise out of or relate to this agreement. The Owner agrees to waive consequential or other special damages including, but not limited to, the Owner’s loss of use of the Project, any rental expenses incurred, loss of tax abatements or credits, cost of substitute facilities or services, cost of purchased or replacement product or claims from customers or suppliers of Owner, loss of income, profit, or revenue related to the Project, as well as the loss of business, opportunity, loss of financing, principal office overhead and expenses, loss of profits not related to this Project, loss of reputation or goodwill and/or insolvency regardless of whether any of the foregoing are found to be direct or indirect. The CMAR agrees to waive consequential damages including, but not limited to, loss of business, loss of financing, loss of profits not related to this Project, loss of bonding capacity, loss of reputation and / or insolvency. The provisions of this paragraph shall also apply to the termination of this Agreement and shall survive such termination.

9.2	CMAR’s Limitation of Liability

Notwithstanding anything to the contrary contained herein or in the other Contract Documents, the maximum liability, in the aggregate, of the CMAR, its Subcontractors, sureties (if any) and their respective officers, directors, shareholders, employees, agents, successors and assigns to Owner and anyone claiming by, through, or under Owner for any loss, damage, suit, action, liability, claim, or expense caused by, resulting from, or arising out of or relating in any way to this Agreement or the Project from any cause whatsoever, including, without limitation, the negligence, breach of contract, strict liability, express or implied warranty, indemnity, professional errors or omissions, or any other cause arising at law or in equity, shall in all events be limited to and not exceed 50% of the Phase 2 Construction Price. This limitation has been freely bargained for by the Parties for valuable consideration and shall be enforceable to the maximum extent permitted by applicable law.

9.3	Releases, Waivers and Remedies

Releases, waivers, and limitations on liability and remedies expressed in the Contract Documents shall apply even in the event of the fault, tort (including negligence), strict liability, breach of contract or warranty, or other basis of liability of the benefited Party, except to the extent caused by intentional, reckless, or grossly negligent conduct, and shall extend to and benefit the Subcontractors, agents, employees, officers, directors, assignees, affiliates, and vendors and each of their respective Subcontractors, agents, employees, officers, directors, assignees, affiliates, and vendors of each Party.

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ARTICLE 10— Dispute Mitigation and Resolution

10.1	Claims Procedures

Claims procedures are governed by Article 11 of the General Conditions.

10.2	Preconstruction Phase Services

If, during the Preconstruction Phase Services the Parties cannot reach resolution on a matter relating to or arising out of the Agreement, the Parties shall endeavor to reach resolution through good faith direct discussions between the Parties’ representatives, who shall possess the necessary authority to resolve such matter and who shall record the date of first discussions. If the Parties’ representatives are not able to resolve such matter within five (5) Business Days from the date of first discussion, the Parties’ representatives shall immediately inform senior executives of the Parties in writing that resolution was not affected. Upon receipt of such notice, the senior executives of the Parties shall meet within five (5) Business Days to endeavor to reach resolution. If the dispute remains unresolved after fifteen (15) Days from the date of first discussion, the Parties shall submit such matter to the mediation procedures identified in Paragraph 11.2.2 of the General Conditions as a condition precedent to any judicial forum or voluntary binding alternative dispute resolution proceeding subsequently agreed to by the Parties.

10.3	Construction Phase Services

During the Construction Phase Services, the Parties shall resolve any disputes between them in accordance with the dispute mitigation and resolution procedures selected by them in Article 11 of the General Conditions.

ARTICLE 11 — Miscellaneous Provisions

11.1	Governing Law

This Agreement shall be governed by the laws of the State of California.

11.2	Severability

The partial or complete invalidity of any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.

11.3	No Waiver of Performance

The failure of either Party to insist, in any one or more instances, on the performance of any of the terms, covenants, or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition, or right with respect to further performance or any other term, covenant, condition, or right.

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11.4	Titles and Groupings

The titles given to the articles of this Agreement are for ease of reference only and shall not be relied upon or cited for any other purpose. The grouping of the articles in this Agreement and of the Owner’s Specifications under the various headings is solely for the purpose of convenient organization and in no event shall the grouping of provisions, the use of paragraphs, or the use of headings be construed to limit or alter the meaning of any provisions.

11.5	Joint Drafting

The Parties expressly agree that this Agreement was jointly drafted, and that both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either Party but shall be construed in a neutral manner.

11.6	Federal Financial Assistance.

There are currently no Federal Financial Assistance provisions in place relative to the Project. If these funds, or those of a similar nature, become available to the Project, the CMAR shall work with the Owner to make such modifications to the Agreement such the Project remains qualified to receive the funds.

11.7	Counterparts; Electronic Signatures

This Agreement, the General Conditions, and other Contract Documents may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Facsimile or electronic signatures on this Agreement and/or the other Contract Documents, as applicable, shall be deemed originals for all purposes.

11.8	Attorneys’ Fees

In the event of any claim, controversy, or dispute involving this Agreement, the Parties’ performance hereunder or interpretation hereof, the substantially prevailing Party in such claim, controversy, or dispute shall be awarded its reasonable attorneys’ fees and costs, including attorneys’ fees and costs of any associated appeal.

11.9	Exhibits, Schedules, and Addenda

Exhibits, schedules, and addenda bearing on the payment and performance of the Construction Phase Services will be attached to the Phase 2 Construction Price Amendment for such Construction Phase Services. The following exhibits pertaining to the Preconstruction Phase Services are attached hereto and incorporated herein by this reference:

Exhibit A	General Conditions to Agreement

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Exhibit A.1	Insurance Requirements

Exhibit A.2	Performance Bond and Payment Bond

Exhibit B	CMAR Phase I Preconstruction Scope of Services

Exhibit C	Phase I Notice to Proceed

Exhibit D	Phase I Early Work(S) Package(S) Not Used

Exhibit D.1	Phase I Early Work(S) Package(S) Amendment Form Not Used

Exhibit E	Phase 2 Construction Price

Exhibit F	Initial Schedule of Work

Exhibit G	Project Technical Scheduling Requirements

Exhibit H	Preconstruction Phase Services Hourly Rate Schedule

Exhibit I	Project Technical Performance Requirements Not Used

Exhibit J	Project Labor and Vendor Requirements

11.10	Other Provisions

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This Agreement is entered into as of the date entered in Article 1.

OWNER:

Fenner Gap Mutual Water Company

BY:	/s/ Susan Kennedy
PRINT NAME	Susan Kennedy
PRINT TITLE	President

CONSTRUCTION MANAGER AT-RISK (CMAR)

Mike Bubalo Construction Co.

BY:	/s/ Dave Sorem
PRINT NAME	Dave Sorem
PRINT TITLE	PRESIDENT

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Exhibit A—General Conditions to Agreement

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Mojave Water Bank

Northern Pipeline Facilities

Construction - Pipeline

CONSTRUCTION

MANAGEMENT AT-RISK

(CMAR)

Exhibit A – General Conditions

to Agreement

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Mojave Water Bank

Northern Pipeline Facilities Construction - Pipeline

General Conditions to Agreement Effective as of

July 27, 2026

Between

OWNER

Owner:	Fenner Gap Mutual Water Company

Address:	[***]

and the

CONSTRUCTION MANAGER AT-RISK (CMAR):

Company:	Mike Bubalo Construction Co.

Address:	[***]

for services in connection with the following Project:

PROJECT NO.: 20-002

PROJECT NAME:	MOJAVE WATER BANK PROJECT
NORTHERN PIPELINE FACILITIES CONSTRUCTION

PROJECT LOCATION: CADIZ, CALIFORNIA

In which Stantec is the Engineer (“Engineer”).

Capitalized terms used herein but not defined herein shall have the meanings given them in the Agreement, and other Contract Documents.

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ARTICLE 1— General Provisions

1.1	Contract; Order of Precedence

The Contract Documents are enumerated in Paragraph 1.1.14 of the Agreement and consist of the Agreement, Conditions of the Contract (General, Supplementary, and other Conditions), Drawings, Specifications, addenda issued prior to execution of the Agreement, the CMAR’s proposal, other documents or exhibits listed in or attached to the Agreement, and Modifications issued after execution of the Agreement. A “Modification” is (a) a written amendment to the Agreement signed by both the Owner and the CMAR (each a “Party” and collectively, the “Parties”), (b) a Change Order, (c) an Owner Change Directive, or (d) a written order for a minor change in the Work issued by the Engineer. Unless specifically enumerated in the Agreement, the Contract Documents do not include the advertisement or invitation to bid, instructions to bidders, sample forms, other information furnished by the Owner in anticipation of receiving bids or proposals, or portions of addenda relating to bidding or proposal requirements. Conflicts, ambiguities, or inconsistencies between or amongst the Contract Documents are governed by and subject to the order of precedence set forth in Paragraph 1.1.5 hereof.

1.1.1 The Drawings and Specifications are complementary. If Work is shown only on one but not on the other, the CMAR shall perform the Work as though fully described on both, in all cases consistent with the Contract Documents.

1.1.2 In case of conflicts or inconsistencies between the Drawings and Specifications, the Owner and the CMAR shall attempt to resolve the conflict or inconsistency through mutual and good faith discussions and if the Parties are unable to resolve the matter in a mutually satisfactory manner, the CMAR shall be entitled to submit a Claim in accordance with Article 11 hereof for the increased cost and time caused by or resulting from such conflict or inconsistency.

1.1.3 Where figures are given, they shall be preferred to scaled dimensions.

1.1.4 Any terms that have well-known technical or trade meanings, unless otherwise specifically defined in the Agreement or these General Conditions, shall be interpreted in accordance with their well-known meanings.

1.1.5 In the event of a conflict between provisions of any of the Contract Documents which cannot be resolved by giving effect to both provisions, the order of precedence of the Contract Documents in descending order, shall be as follows:

1.1.5.1 Amendments and Change Orders, with precedence of amendments and Change Orders in reverse order of execution;

1.1.5.2 The Agreement, including all exhibits thereto; in event of a conflict between the body of the Agreement and (or between) Agreement exhibits which cannot be resolved by giving effect to both provisions, the order of precedence shall be the body of the Agreement followed by the exhibits in the order they are attached to the body of the Agreement, with precedence of such exhibits given in the order in which they are attached to the Agreement;

1.1.5.3 These General Conditions;

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1.1.5.4 Drawings and Specifications; and

1.1.5.5 Notice to Proceed.

If any provision of the Agreement conflicts with or is inconsistent with any other provision of other Contract Documents, the provisions of the Agreement govern, unless the other provision specifically refers to the provision it supersedes and replaces it in the Agreement or unless otherwise superseded by the order of precedence set forth above in this Paragraph 1.1.5.

1.1.6 The Agreement and other Contract Documents are solely for the benefit of the Owner and the CMAR except to the extent expressly provided in the Agreement, represents the entire and integrated agreement between such Parties, and supersedes all prior negotiations, representations, or agreements, either written or oral.

1.2	Relationship of Parties

The Owner and the CMAR agree to proceed with the Project based on mutual trust, good faith, and fair dealing.

1.2.1 The CMAR shall furnish preconstruction, construction, administration, and management services and use the CMAR’s reasonable efforts to perform the Work in an expeditious manner consistent with the Contract Documents. The Owner and CMAR shall endeavor to promote harmony and cooperation among all Project participants.

1.2.2 The CMAR represents that it is an independent contractor and that in its performance of the Work it shall act as an independent contractor.

1.2.3 Neither the CMAR nor any of its agents or employees shall act on behalf of or in the name of the Owner except as provided in the Agreement unless authorized in writing by the Owner’s Representative.

1.2.4 The Owner’s Representative shall possess full authority to give instructions from the Owner and shall be able to issue directions and Change Orders to the CMAR.

1.2.5 The CMAR Representative shall possess full authority to receive instructions from the Owner and to act on those instructions. The CMAR shall notify the Owner in writing of a change in the designation of the CMAR Representative. Upon such notice, the Owner will have five (5) Business Days to approve or reject the change in designation. Should the Owner reject the CMAR Representative, the CMAR and Owner shall meet within five (5) Business Days to decide on who will serve as the CMAR Representative.

1.2.6 The Owner and the CMAR shall perform their obligations with integrity, ensuring, at a minimum, that:

1.2.6.1 Conflicts of interest shall be avoided or disclosed promptly to the other Party; and

1.2.6.2 The Owner and the CMAR warrant that they have not and shall not pay nor receive any contingent fees or gratuities to or from the other Party, including their agents, officers, and employees, Subconsultants, or Others from whom they may be liable, to secure preferential treatment.

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1.3	Engineer

The Owner, through its Engineer, shall provide all engineering and other design services necessary for the completion of the Work. The Owner shall obtain from the Engineer either a license for the CMAR and Subcontractors to use the design documents prepared by the Engineer or ownership of the copyrights for such design documents, and shall indemnify, defend, and hold harmless the CMAR against any suits or claims of infringement of any copyrights or licenses arising out of the use of the design documents except if used by the CMAR or any other entity on work not contemplated by this Agreement or work outside the Project.

ARTICLE 2 — CMAR Preconstruction Phase and Construction Phase Responsibilities

2.1	General Responsibilities

2.1.1 The CMAR shall provide all labor, materials, equipment, and services necessary to complete the Work, except for the Owner will provide all the 36” replacement straight lengths of pipe, all of which shall be provided in full accord and consistent with the Contract Documents.

2.1.2 The CMAR shall be responsible for the supervision and coordination of the Work, including the construction means, methods, techniques, sequences, and procedures used, unless the Contract Documents give other specific instructions. In such case, the CMAR shall not be liable to the Owner for damages resulting from compliance with such instructions unless the CMAR recognized and failed to timely report to the Owner any error, inconsistency, omission, or unsafe practice that it discovered in the specified construction means, methods, techniques, sequences, or procedures. The CMAR shall not be required to provide professional services which constitute the practice of architecture or engineering except as otherwise provided in Subparagraph 2.1.6 nor shall the CMAR be liable for professional services rendered by or design documents prepared by the Engineer or any of its consultants or subconsultants at any tier. The CMAR shall be entitled to rely upon the adequacy, accuracy, and completeness of all design, engineering, and other consulting services provided by the Engineer and its consultants and subconsultants at all tiers and/or other consultants retained directly or indirectly by the Owner. The CMAR shall have no liability to the Owner or any other Party for the failure of any Drawings, Specifications, or other design or engineering produced by Others to be adequate, correct, complete, and free from defect for any purpose or to comply with Applicable Law, all of which shall remain the responsibility of the Engineer.

2.1.3 The CMAR shall perform Work only within locations allowed by the Contract Documents, applicable permits, and Applicable Law.

2.1.4 The CMAR and its Subcontractors shall review and compare each of the Contract Documents with the others and with information furnished or made available by Owner and shall, subject to limitations set forth in Subparagraph 2.1.2 hereof, promptly report in writing to Owner’s Representative any errors, inconsistencies, or omissions it discovers in the Contract Documents or inconsistencies it discovers with Applicable Law observed by the CMAR or its Subcontractors. The CMAR and its Subcontractors shall take field measurements, verify field conditions, and compare with the Contract Documents with such field measurements and conditions before commencing any of the Work. The observations and measurements are for the purpose of facilitating coordination and construction by the CMAR and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents; however, they are opportunities for the CMAR to identify any readily observable or potential errors, omissions, or inconsistencies in the Contract Documents. Readily observable errors, inconsistencies, or omissions discovered by the CMAR shall be promptly reported in writing to Owner’s Representative. The CMAR maintains responsibility for losses, including the costs of correcting Defective Work involving an error, inconsistency, or omission by the CMAR and/or its Subcontractors which are caused by or are attributable to the CMAR, but the CMAR does not have responsibility for losses arising from design or engineering errors or omissions and it is recognized that the CMAR’s review, observations, and measurements are made in the CMAR’s capacity as a construction manager and not as a licensed design or engineering professional.

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2.1.5 Worksite Visit. The CMAR acknowledges that it has visited, or has had the opportunity to visit, the Worksite to visually inspect the general and local conditions which could affect the Work and, during the Preconstruction Phase, has participated in Owner/Engineer work sessions and provided input and feedback to the Owner and Engineer on the design and engineering of the Project, both from a constructability and a budgeting and cost-trending analysis standpoint. The CMAR will advise the Owner if it requires additional visits to increase its familiarity with the general and local conditions of the Worksite which may impact the Work.

2.1.6 Professional Services. The CMAR may be required to procure professional services to carry out its responsibilities for construction means, methods, techniques, sequences, and procedures or as such services are specifically called for by the Contract Documents. The CMAR shall obtain these professional services and any design certifications required from licensed design professionals. All Drawings, Specifications, calculations, certifications, and submittals prepared by such design professionals shall bear the signature and seal of such design professionals and the Owner and the Engineer shall be entitled to rely upon the adequacy, accuracy, and completeness of such design services. If professional services are specifically required by the Contract Documents, the Owner, through the Engineer, shall indicate all required performance and design criteria. The CMAR shall not be responsible for the adequacy of such performance and design criteria. The CMAR shall not be required to provide such services in violation of Applicable Law in the jurisdiction where the Project is located. Should the CMAR refuse to provide services based on the inadequacy of design criteria or because of a violation of existing Applicable Law, the CMAR shall provide notice and an explanation to Owner within five (5) Business Days of the CMAR becoming aware of the issue. The CMAR shall work with Owner to mitigate the issue.

2.2	Preconstruction Phase Services

The CMAR’s Scope of Work responsibilities include the Preconstruction Phase Services defined and described in the Agreement. The CMAR shall perform such Preconstruction Phase Services at the time, in the manner, and for the Fee set forth in Article 2 of the Agreement. Unless otherwise mutually agreed in writing by the Owner and the CMAR, such Preconstruction Phase Services do not require or obligate the CMAR to generate or produce any design or engineering for the Project but will require the CMAR to participate in Owner/Engineer work sessions and provide input and feedback to the Owner and Engineer on the design and engineering of the Project from a constructability, budgeting, schedule, and cost- trending analysis standpoint. The CMAR, when providing input and feedback, shall not be responsible or liable for any design or engineering related work or services. However, the CMAR shall be responsible for any temporary works or related construction engineering necessary to implement the construction of the Project.

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2.3	Construction Phase Services

2.3.1 Commencement. Unless otherwise provided to the contrary elsewhere in this Agreement or the other Contract Documents, the CMAR’s Construction Phase Services shall commence upon delivery of the Phase 2 Construction Notice to Proceed for the Project or specific Bid Package or other portion of the Work.

2.3.2 Coordination. The CMAR shall supervise, coordinate, and direct the Work using the CMAR’s ordinary skill and attention. Subject to Subparagraph 2.1.2, the CMAR shall be solely responsible for and have control over construction means, methods, techniques, sequences, procedures, and the coordination of all portions of the Work. The CMAR shall manage and administer all phases of construction activities to achieve the completion of all Work within the requirements of the Contract Documents. The CMAR shall coordinate the Work of its Subcontractors and Material Suppliers to optimize efficiency and minimize conflict and interference between the various Subcontractors on-site or with any other contractors who may be working at the site concurrently. It is recognized, however, that the CMAR is not acting in the capacity of a licensed design professional, and that the CMAR’s examination is to facilitate construction and does not create an affirmative responsibility to detect errors, omissions, or inconsistencies in the design Drawings or plans created by the Engineer or to ascertain from the design Drawings or plans created by the Engineer compliance with Applicable Laws. The CMAR does not have an affirmative responsibility to detect errors or omissions by the Engineer.

2.3.3 Cost Reporting. The CMAR shall keep such full and detailed accounts as are necessary for proper financial management under this Agreement. The CMAR shall maintain a complete set of all books and records prepared or used by the CMAR with respect to the Project. The CMAR’s records supporting its performance and billings under this Agreement shall be current, complete, and accurately maintained. The Owner shall be afforded access to all the CMAR’s records, books, correspondence, instructions, Drawings, receipts, vouchers, memoranda, and similar data relating to this Agreement. The CMAR shall preserve all such records for a period of three years after the Final Payment in accordance with Paragraph 8.9 hereof or longer where required by law.

2.3.4 Construction Personnel and Supervision

2.3.4.1 The CMAR shall provide competent supervision for the performance of the Work. Before commencing the Work, the CMAR shall notify the Owner in writing of the name and qualifications of its proposed superintendent(s) and project manager so the Owner may review the individual’s qualifications. If, for reasonable cause, the Owner refuses to approve the individual, or withdraws its approval after once giving it, the CMAR shall name a different superintendent for the Owner’s review. Any disapproved superintendent shall not perform in that capacity thereafter at the Worksite.

2.3.4.2 The CMAR shall be responsible to the Owner for acts or omissions of Parties or entities performing portions of the Work for or on behalf of the CMAR or any of its Subcontractors and Material Suppliers.

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2.3.4.3 The CMAR shall permit only fit and ordinarily skilled persons to perform the Work. The CMAR shall enforce safety procedures, discipline, and good order among persons performing the Work. If the Owner reasonably determines that a particular person does not follow safety procedures, or is unfit or unskilled for the assigned Work, the CMAR shall immediately reassign the person on receipt of the Owner’s written notice to do so.

2.3.5 Submittals

2.3.5.1 The CMAR shall be responsible to the Owner for the accuracy and conformity of its submittals to the Contract Documents. The CMAR shall prepare and deliver its submittals to the Owner and Engineer in such time and sequence so as not to delay the performance of the Work or the work of the Owner and Others. When the CMAR delivers its submittals to the Owner, the CMAR shall identify in writing for each submittal all changes, deviations, or substitutions from the requirements of the Contract Documents. The review and approval of any CMAR submittal shall not be deemed to authorize changes, deviations, or substitutions from the requirements of the Contract Documents unless express written approval is obtained from the Owner specifically authorizing such deviation, substitution, or change. To the extent a change, deviation or substitution causes an impact to the Phase 2 Construction Price or Contract Time, such approval shall be promptly memorialized in a Change Order. Further, the Owner shall not make any change, deviation, or substitution through the submittal process without specifically identifying and authorizing such deviation to the CMAR. If the Contract Documents do not contain submittal requirements pertaining to the Work, the CMAR agrees upon request to submit in a timely fashion to the Owner for review and approval any submittals, samples, product data, manufacturers’ literature, or similar submittals as may reasonably be required by the Owner.

2.3.5.2 The CMAR shall perform all Work strictly in accordance with approved submittals. Approval does not relieve the CMAR from responsibility for Defective Work resulting from errors or omissions of any kind on the approved submittals.

2.3.5.3 Record copies of the following, incorporating field changes and selections made during construction, shall be maintained at the Worksite and available to the Owner upon request: Drawings, Specifications, addenda, and other Modifications, and required submittals including product data, samples, and shop drawings.

2.3.5.4 No substitutions shall be made in the Work unless permitted in the Contract Documents and then only after the CMAR obtains all approvals required under the Contract Documents for substitutions. All such substitutions shall be memorialized promptly by written approval by the Owner no later than seven (7) days following the Owner’s receipt of a written request for approval thereof. If required, the CMAR will prepare a Change Order request within seven (7) days following approval by the Owner and, if applicable, provide for an adjustment in the Phase 2 Construction Price or Contract Time.

2.3.5.5 The CMAR shall prepare and submit to the Owner updated electronic data, in accordance with Subparagraph 3.8.1.

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2.3.6 Cooperation with Work of Owners and Others

2.3.6.1 The Owner may perform work at the Worksite directly or by Others. Any agreements with Others to perform construction or operations related to the Project shall include provisions pertaining to insurance, indemnification, waiver of subrogation, coordination, interference, cleanup, and safety which are substantively the same as the corresponding provisions of this Agreement.

2.3.6.2 If the Owner elects to perform work at the Worksite directly or by Others, the CMAR and Owner shall coordinate the activities of all forces at the Worksite and agree upon fair and reasonable schedules and operational procedures for Worksite activities. The Owner shall require each separate contractor to cooperate with the CMAR and assist with the coordination of activities and the review of construction schedules and operations. The Phase 2 Construction Price or the Date of Substantial Completion or the Date of Final Completion may be equitably adjusted, as mutually agreed by the Parties, for changes made necessary by the coordination of construction activities, and the Schedule of the Work shall be revised accordingly. The CMAR, Owner, and Others shall adhere to the revised Schedule of the Work until it may subsequently be revised.

2.3.6.3 With regard to the work of the Owner and Others, the CMAR shall (a) proceed with the Work in a manner which does not hinder, delay, or interfere with the work of the Owner or Others or cause the work of the Owner or Others to become defective, (b) afford the Owner or Others reasonable access for introduction and storage of their materials and equipment and performance of their activities, and (c) coordinate the CMAR’s construction and operations with theirs as required by Subparagraph 2.3.6.2. With regard to the work of the Owner and Others, the Owner and Others shall (a) proceed with their work in a manner which does not hinder, delay, or interfere with the Work of the CMAR or cause the Work of the CMAR to become defective, (b) afford CMAR reasonable access for introduction and storage of their materials and equipment and performance of their activities, and (c) coordinate the construction and operations with the CMAR.

2.3.6.4 Before proceeding with any portion of the Work affected by the construction or operations of the Owner or Others, the CMAR shall visually examine such work performed by the Owner or Others and give the Owner prompt, written notification of any defects the CMAR discovers therein of their work which will prevent the proper execution of the Work. The CMAR’s obligations in this Subparagraph 2.3.6.4 do not create a responsibility for the work of Others but are for the purpose of facilitating the Work. If the CMAR does not notify the Owner of patent defects interfering with the performance of the Work, the CMAR acknowledges that to the CMAR’s reasonable knowledge at the time, the work of the Owner or Others is not defective and is acceptable for the proper execution of the Work. Following receipt of written notice from the CMAR of defects, the Owner shall promptly inform the CMAR what action, if any, the CMAR shall take regarding the defects.

2.3.7 Cutting, Fitting, and Patching

2.3.7.1 The CMAR shall perform cutting, fitting, and patching necessary to coordinate the various parts of the Work and to prepare its Work for the work of the Owner or Others, if within the CMAR’s Scope of Services.

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2.3.7.2 Cutting, patching, or altering the work of the Owner or Others shall be done with the prior written approval of the Owner. Such approval shall not be unreasonably withheld.

2.3.8 Cleaning Up

2.3.8.1 The CMAR shall regularly remove debris and waste materials at the Worksite resulting from the Work. Prior to discontinuing Work in an area, the CMAR shall clean the area and remove all rubbish and its construction equipment, tools, machinery, waste, and surplus materials. The CMAR shall minimize and confine dust and debris resulting from construction activities. At the completion of the Work, the CMAR shall remove from the Worksite all construction equipment, tools, surplus materials, waste materials, and debris created by the CMAR and its Subcontractors.

2.3.8.2 If the CMAR fails to commence compliance with cleanup duties within two (2) Business Days after written notification from the Owner of noncompliance, the Owner may implement appropriate cleanup measures without further notice and the cost shall be deducted from any amounts due or to become due the CMAR in the next payment period.

2.3.9 Access to Work. The CMAR shall facilitate the access of the Owner, its Engineer, and Others to Work in progress. The Owner, Engineer, and Others shall follow safety protocols in effect and in compliance with OSHA.

2.3.10 Materials Furnished by the Owner or Others

2.3.10.1 In the event the Work includes installation of materials or equipment furnished by the Owner or Others, it shall be the responsibility of the CMAR to visually examine the items so provided and thereupon handle, store, and install the items, unless otherwise provided in the Contract Documents, with such skill and care as to provide a satisfactory and proper installation. Loss or damage due to acts or omissions of the CMAR shall be the responsibility of the CMAR and may be deducted from any amounts due or to become due the CMAR. Any defects discovered in such materials or equipment shall be reported at once to the Owner. Following receipt of written notice from the CMAR of defects, the Owner shall promptly inform the CMAR what action, if any, the CMAR shall take regarding the defects.

2.3.11 Tests and Inspections

2.3.11.1 The CMAR shall schedule all required tests, approvals, and inspections of the Work or portions thereof at appropriate times so as not to delay the progress of the Work or other Work related to the Project. The CMAR shall give proper notice to all required Parties of such tests, approvals, and inspections. If feasible, the Owner and Others may timely observe the tests at the normal place of testing. Except as provided in Subparagraph 2.3.11.3 below or unless otherwise required by the Contract Documents, the Owner shall bear all expenses associated with tests, inspections, and approvals required by the Contract Documents which, unless otherwise agreed to, shall be conducted by an independent testing laboratory or entity retained by the Owner. Unless otherwise required by the Contract Documents, required certificates of testing, approval, or inspection shall be secured by the CMAR and promptly delivered to the Owner.

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2.3.11.2 If the Owner or appropriate authorities determine that tests, inspections, or approvals in addition to those required by the Contract Documents will be necessary, the CMAR shall arrange for the procedures and give timely notice to the Owner and Others who may observe the procedures. Costs of the additional tests, inspections, or approvals are at the Owner’s expense except as provided in Subparagraph 2.3.11.3.

2.3.11.3 If the procedures described in Subparagraph 2.3.11.1 and 2.3.11.2 indicate that portions of the Work fail to comply with the Contract Documents due to the negligence of the CMAR, the CMAR shall be responsible for costs of correction and retesting.

2.4	Warranty

2.4.1 The CMAR warrants that all materials and equipment furnished by the CMAR under the Construction Phase of this Agreement will be new unless otherwise specified, of good quality, and in conformance with the Specifications set forth in the Contract Documents. The CMAR further warrants that the Work shall be free from defects in materials and workmanship not intrinsic in the design or materials required in the Contract Documents. The CMAR’s warranty does not include remedies for defects or damages caused by normal wear and tear during normal usage, use, or operation for a purpose for which the Project was not intended, improper or insufficient maintenance, inadequate, incomplete, or defective design, modifications performed by the Owner or Others, or abuse. The CMAR’s warranty pursuant to this Subparagraph 2.4.1 shall commence on the earlier of (a) the Date of Substantial Completion of the Work or the designated portion as agreed to by the Owner and the CMAR, and (b) the date the Owner takes beneficial use of the Work or designated portion of the Work as agreed to by the Owner and the CMAR.

2.4.2 The CMAR shall use commercially reasonable efforts to obtain from its Subcontractors and Material Suppliers any special or extended warranties expressly required by the Contract Documents, and if any such special or extended warranty cannot be obtained, the CMAR shall provide notice to the Owner and must obtain the Owner’s consent prior to contracting with any Subcontractor or Material Supplier who cannot provide a special or extended warranty provided by the Contract Documents. The CMAR’s liability for such warranties shall be limited to the one-year correction period referred to in Subparagraph 2.5. After that period, the CMAR shall assign them to the Owner and provide reasonable assistance to the Owner in enforcing the obligations of Subcontractors and Material Suppliers.

2.5	Correction of Defective Work

2.5.1 If prior to Substantial Completion and within one year after the date of Substantial Completion of the Work any Defective Work is found, the Owner shall promptly notify the CMAR in writing. Unless the Owner provides written acceptance of the condition, the CMAR shall promptly correct the Defective Work. If the Owner discovers a defect, the Owner shall notify the CMAR within five (5) Business Days of the date of discovery. Work that is found not to conform to the requirements of the Agreement prior to Substantial Completion but does not prevent achievement of Substantial Completion may be corrected prior to Final Completion.

2.5.2 If the CMAR fails to correct Defective Work within a mutually agreed time after receipt of written notice from the Owner prior to Final Payment, the Owner may correct it in accordance with the Owner’s right to carry out the Work in Subparagraph 10.2.3. In such case, an appropriate Change Order shall be issued deducting the cost of correcting such deficiencies from payments then or thereafter due the CMAR. If payments then or thereafter due the CMAR are not sufficient to cover such amounts, the CMAR shall pay the difference to the Owner.

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2.5.3 If after the one-year correction period but before the periods of limitations and repose applicable to the Work in the jurisdiction in which the Project is located have run the Owner discovers any Defective Work, the Owner shall, unless the Defective Work requires emergency correction, promptly notify the CMAR. If the CMAR elects to correct the Work, it shall provide written notice of such intent within fourteen (14) days of its receipt of notice from the Owner. The CMAR shall complete the correction of Work within a mutually agreed time frame. If the CMAR does not elect to correct the Work, the Owner may have the Work corrected by itself or Others and charge the CMAR for the reasonable cost of the correction. The Owner shall provide the CMAR with an accounting of correction costs it incurs.

2.5.4 If the CMAR’s correction or removal of Defective Work causes damage to or destroys other completed or partially completed Work or existing building, the CMAR shall be responsible for the cost of correcting the destroyed or damaged property.

2.5.5 The one-year period for correction of Defective Work does not constitute a limitation period with respect to the enforcement of the CMAR’s other obligations under the Contract Documents.

2.5.6 Prior to Final Payment, at the Owner’s option and with the CMAR’s agreement, the Owner may elect to accept Defective Work rather than require its removal and correction. In such cases, the Phase 2 Construction Price may be equitably adjusted for any diminution in the value of the Project, if any, caused by such Defective Work.

2.6	Correction of Covered Work

2.6.1 On request of the Owner, Work that has been covered without a requirement that it be inspected prior to being covered may be uncovered for the Owner’s inspection. The Owner shall pay for the costs of uncovering and replacement if the Work proves to be in conformance with the Contract Documents, or if the defective condition was caused by the Owner or Others and the CMAR shall be entitled to a Change Order adjusting the Contract Time and/or the Phase 2 Construction Price for any resulting delay or added cost. If the uncovered Work proves to be defective, the CMAR shall pay the costs of uncovering and replacement and will not receive an adjustment to the contract time.

2.6.2 If a portion of the Work is covered, contrary to specific requirements in the Contract Documents or contrary to a specific request from the Owner, the Owner, by written request, may require the CMAR to uncover the Work, at a mutually convenient time, for the Owner’s observation. In this circumstance, the Work shall be replaced at the CMAR’s expense and with no adjustment to the Contract Time.

2.6.3 The CMAR is required to correct in a timely fashion any Work rejected by the Owner which fails to comply with the Contract Documents prior to the commencement of the warranty period(s) or during the correction period(s) established under Paragraph 2.5. The CMAR shall correct at its own cost and time and bear the expense of additional services required for correction of any Defective Work for which it is responsible.

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2.7	Safety of Persons and Property

2.7.1 Safety Precautions and Programs. The CMAR shall have overall responsibility for safety precautions and programs in the performance of the Work. While this Paragraph 2.7 establishes the responsibility for safety between the Owner and CMAR, it does not relieve the Engineer or Subcontractors of their responsibility for the safety of persons or property in the performance of their Work, nor for compliance with the provisions of Applicable Laws.

2.7.2 The CMAR shall seek to avoid injury, loss, or damage to persons or property by taking reasonable steps to protect:

2.7.2.1 Its employees and other persons at the Worksite;

2.7.2.2 Materials and equipment stored at on-site or off-site locations for use in the Work; and

2.7.2.3 Property located at the Worksite and adjacent to Work areas, whether the property is part of the Work.

2.7.3 CMAR’s Safety Representative. The CMAR shall designate an individual at the Worksite in the employ of the CMAR who shall act as the CMAR’s authorized safety representative with a duty to prevent accidents in accordance with Subparagraph 2.7.2. The CMAR shall report within three (3) Business Days in writing all accidents and injuries occurring at the Worksite. When the CMAR is required to file an accident report with a public authority, the CMAR shall furnish a copy of the report to the Owner concurrent with the report’s distribution with the public authority.

2.7.4 The CMAR shall provide the Owner with copies of all notices required of the CMAR by Applicable Law. The CMAR’s safety program shall comply with the requirements of Governmental Authorities having jurisdiction.

2.7.5 Damage or loss not insured under property insurance which may arise from the Work to the extent caused by negligent acts or omissions of the CMAR, or anyone for whose acts the CMAR may be liable, shall be promptly remedied by the CMAR. If the Owner deems any part of the Work or Worksite unsafe, and such safety concerns are due to the fault or neglect of the CMAR, its Subcontractors, or anyone else for whom such Parties are responsible, the Owner, without assuming responsibility for the CMAR’s safety program, may require the CMAR to stop performance of the Work or take corrective measures satisfactory to the Owner, or both. If the CMAR does not adopt corrective measures, the Owner may perform them and deduct their cost from the Phase 2 Construction Price. The CMAR agrees to make no claim for damages, or an increase in the Phase 2 Construction Price, or for a change in the Dates of Substantial or Final Completion based on the CMAR’s compliance with the Owner’s reasonable request.

2.8	Emergencies

2.8.1 In an emergency, the CMAR shall act in a reasonable manner to prevent personal injury or property damage. If appropriate, an equitable adjustment in the Phase 2 Construction Price or Date of Substantial Completion or Date of Final Completion shall be determined in a Change Order.

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2.9	Hazardous Materials

2.9.1 A Hazardous Material is any substance or material identified now or in the future as hazardous under any federal, state, or local law or regulation, or any other substance or material that may be considered hazardous or otherwise subject to statutory or regulatory requirement governing handling, disposal, or cleanup. The CMAR shall not be obligated to commence or continue Work until any unknown Hazardous Material discovered or encountered at the Worksite has been removed, rendered, or determined to be harmless by the Owner as certified by an independent testing laboratory and approved by the appropriate government agency. The Owner shall retain generator status of any preexisting hazardous materials contained on-site and shall sign manifests for removal of preexisting hazardous materials.

2.9.2 If after the commencement of the Work, unknown Hazardous Material is discovered or encountered at the Worksite, the CMAR shall be entitled to immediately stop Work in the affected area. The CMAR shall report the condition to the Owner, the Engineer, and, if required, the Governmental Authority with jurisdiction.

2.9.3 The CMAR shall not be required to perform any Work relating to or around Hazardous Material without written mutual agreement between Owner and CMAR.

2.9.4 The Owner shall be responsible for retaining an independent testing laboratory to determine the nature of the material encountered and whether the material requires corrective measures or remedial action. Such measures shall be the sole responsibility of the Owner and shall be performed in a manner minimizing any adverse effects upon the Work. The CMAR shall resume Work in the area affected by any Hazardous Material only upon written agreement between the Parties after the Hazardous Material has been removed or rendered harmless and only after approval, if necessary, of the Governmental Authority with jurisdiction.

2.9.5 If the CMAR incurs additional costs or is delayed due to the presence or remediation of Hazardous Material, the CMAR shall be entitled to an equitable adjustment in the Phase 2 Construction Price and in the Dates of Substantial and Final Completion.

2.9.6 To the extent not caused by the negligent acts or omissions of the CMAR, its Subcontractors and Sub-subcontractors, and the agents, officers, directors, and employees of each of them (collectively, the “CMAR Indemnitees”), the Owner shall defend, indemnify, and hold harmless the CMAR Indemnitees from and against any and all direct or indirect claims, suits, damages, losses, costs, and expenses (including, but not limited to, attorneys’ fees and costs) incurred by any such CMAR Indemnitees in connection with or arising out of or relating to the performance of the Work in any area contaminated or affected by Hazardous Material or any bodily injury or property damage suffered or incurred by any CMAR Indemnitee, in each case arising out of, relating to, resulting from, or incurred in connection with the generation, location, transportation, or the existence, remediation, or removal of any Hazardous Materials located on, under, in, or adjacent to the Project Site or transported to or from such Project Site, in each case where such generation, location, transportation, or the existence, remediation, or removal resulted from events or circumstances either (a) occurred prior to the CMAR’s execution of any Phase 2 Construction Price Amendment and entry onto the Project site at commencement of the Construction Phase Services covered by such Phase 2 Construction Price Amendment, and/or (b) did not result from or arise out of any errors or omissions of the CMAR or its Subcontractors at any tier. To the fullest extent permitted by law, such indemnification shall apply regardless of the fault, negligence, breach of warranty or contract, or strict liability of the Owner and such indemnity obligations shall survive the termination of this Agreement and/or the completion of the Work and the transactions contemplated herein.

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2.9.7 To the extent not caused by the acts or omissions of the Owner, its Engineer or other consultants, the agents, officers, directors, and employees of any of them, or any person or entity in the chain of title to the real property comprising the Project or any portion thereof, whether as owner, tenant, guest, licensee, invitee, or otherwise (collectively, the “Owner Indemnitees”), the CMAR shall defend, indemnify and hold harmless the Owner Indemnitees from and against any and all direct or indirect claims, suits, damages, losses, costs, and expenses (including, but not limited to, attorneys’ fees and costs) incurred by any such Owner Indemnitees in connection with or arising out of or relating to any Hazardous Materials first introduced onto the Project site by the CMAR or its Subcontractors on or after the date of the Agreement; provided however, that in no event shall such indemnity and defense obligations apply to (a) any Hazardous Materials specified for the Work by the Owner, the Engineer, any consultants of such Parties or any other person or entity for whom the Owner is legally responsible, or (b) common cleaning solvents used by the CMAR in the performance of the Work, provided that any such common cleaning solvents are used in compliance with best practices and applicable permitting and legal requirements. To the fullest extent permitted by law, such indemnification shall survive the termination of this Agreement and/or the completion of the Work and the transactions contemplated herein.

2.9.8 Removal of Hazardous Materials

2.9.8.1 To the extent the Hazardous Materials not the subject of Subparagraph 2.9.7 above are identified in other applicable provisions above of this Paragraph 2.9, the CMAR shall proceed with remediation and removal of such Hazardous Materials as agent for the Owner in accordance with this Subparagraph 2.9.8.

2.9.8.2 The Owner hereby appoints the CMAR as its agent to act in the Owner’s name and on the Owner’s behalf to negotiate, enter, and execute contracts with third parties to remove, transport, and/or dispose of Hazardous Materials. The CMAR’s scope of authority as agent does not include the execution of any manifests or governmental documents related to the Hazardous Materials. All documents executed by the CMAR acting within the CMAR’s scope of authority shall provide that the CMAR is acting solely as agent for the Owner. The CMAR shall maintain appropriate records of all acts undertaken as agent for the Owner and all such documents shall be available for audit by the Owner.

2.9.8.3 The authority of the CMAR to act as agent on behalf of the Owner shall terminate upon termination or assignment of the Construction Agreement.

2.10	Materials Brought to the Worksite

2.10.1 Material Safety Data (MSD) sheets as required by law and pertaining to materials or substances used or consumed in the performance of the Work, whether obtained by the CMAR or its Subcontractors, shall be maintained at the Worksite by the CMAR and made available to the Owner, Subcontractors, and Others.

2.10.2 The CMAR shall be responsible for the proper delivery, handling, application, storage, removal, and disposal of all materials and substances brought to the Worksite by the CMAR in accordance with the Contract Documents and used or consumed in the performance of the Work.

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2.10.3 To the extent caused by the negligent acts or omissions of the CMAR, its agents, officers, directors, and employees, the CMAR shall defend, indemnify, and hold harmless the Owner and the Engineer, its agents, officers, directors, and employees, in accordance with Paragraph 2.9.7 hereof, from and against claims, damages, losses, costs, and expenses, including, but not limited to, reasonable attorneys’ fees, costs, and expenses incurred in connection with any dispute resolution process, in each case arising out of or relating to the delivery, handling, application, storage, removal, and disposal of all materials and substances.

2.11	Differing Site Conditions

2.11.1 If the CMAR encounters Differing Site Conditions, the CMAR shall stop Work and shall provide the Owner and the Engineer with written notice of its claim for Differing Site Conditions within the time period set forth in Paragraph 11.1. Any change in the Phase 2 Construction Price, estimated Cost of the Work and/or CMAR’s Fee (where applicable), Date of Substantial Completion, or Date of Final Completion and, if appropriate, the Compensation for Construction Phase Services because of the Differing Site Conditions shall be determined as provided in Article 11. The CMAR shall only be entitled to pursue a claim for Differing Site Conditions if the Parties have not agreed, in writing, that Differing Site Conditions have occurred after the CMAR’s submission of appropriate backup documentation.

2.12	Permits and Taxes

2.12.1 The CMAR shall give public authorities all notices required by law and, except for permits and fees which are the responsibility of the Owner pursuant to Paragraph 3.6 hereof, shall obtain and pay for all necessary permits, licenses, and renewals pertaining to the Work. The CMAR shall provide to the Owner copies of all notices, permits, licenses, and renewals required under this Agreement.

2.12.2 The CMAR shall pay all applicable taxes legally enacted when bids are received or negotiations concluded for the Work provided by the CMAR.

2.12.3 The Phase 2 Construction Price shall be adjusted for additional costs, subject to approval by the Owner, resulting from Applicable Laws enacted after the date of this Agreement, including but not limited to: increased taxes, tariffs, or other costs arising from any Executive Orders or other governmental action.

2.12.4 If, in accordance with the Owner’s direction, the CMAR claims an exemption for taxes, the Owner shall indemnify, defend, and hold the CMAR harmless from any liability, penalty, interest, fine, tax assessment, attorneys’ fees, or other expense or cost incurred by the CMAR because of any such action.

2.13	Confidentiality

2.13.1 The CMAR shall treat as confidential and shall not use for its own benefit nor disclose to third persons, except as is necessary for the performance of the Work, any of the Owner’s confidential information, know-how, discoveries, production methods, and the like that may be disclosed to the CMAR or which the CMAR may acquire in connection with the Work. The Owner shall treat as confidential information all of the CMAR’s estimating systems and historical and parameter cost data and identified related proprietary information that may be disclosed to the Owner in connection with the performance of this Agreement. The Owner and the CMAR shall each specify those items to be treated as confidential and shall mark them as “Confidential.” The provisions of this Subparagraph 2.13.1 shall survive the termination or completion of this Agreement and the transactions contemplated hereby.

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ARTICLE 3 — Owner’s Responsibilities

3.1	Adequate Funding for Project

At the CMAR’s request, prior to the Owner’s issuance of a Notice to Proceed with the Construction Phase Services, the Owner shall promptly furnish reasonable evidence satisfactory to the CMAR that the Owner has adequate funds available and committed to fulfill all of the Owner’s payment obligations under the Contract Documents. If the Owner fails to furnish such financial information in a timely manner, the CMAR may stop Work under Paragraph 10.4 of the General Conditions or exercise any other right permitted under the Contract Documents. Following the Owner’s issuance of the Phase 2 Notice to Proceed, so long as the Owner satisfies its payment obligations under the Agreement and other Contract Documents, the Owner shall not be required to furnish any further financial evidence of its ability to satisfy its payment obligations under the Contract Documents.

3.2	Owner’s Representative

The Owner will identify the Owner’s Representative, or any other authorized person or entity as defined in Subparagraph 1.1.38 of the Agreement, to act on behalf of the Owner. The Owner may change the Owner’s Representative upon written notice to the CMAR.

The Owner’s authorized representative shall be fully acquainted with the Project and shall have the authority to bind the Owner in all matters requiring the Owner’s approval, authorization, or written notice. If the Owner changes its representative or the representative’s authority as listed above, the Owner shall immediately notify the CMAR in writing.

3.3	Information and Services

Any information or services to be provided by the Owner shall be provided in a timely manner so as not to delay the Work. The Owner shall establish and update an overall budget for the Project in accordance with the Agreement hereof, based on consultation with the CMAR and Engineer, which shall include Contingencies for changes in the Work and other costs which are the responsibility of the Owner.

3.4	Worksite Information

Except to the extent that the CMAR knows of any inaccuracy, the CMAR is entitled to rely on the following Project information furnished by the Owner pursuant to this Paragraph 3.4. To the extent the Owner has obtained, or is required elsewhere in the Contract Documents to obtain, the following Project information, the Owner shall provide such information to the CMAR at the Owner’s expense prior to CMAR commencing its Phase 2 Construction Services Work:

3.4.1 Information describing the physical characteristics of the Worksite, including surveys, Worksite evaluations, legal descriptions, data or Drawings depicting existing conditions, subsurface conditions and environmental studies, reports, and investigations.

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3.4.2 Tests, inspections, and other reports dealing with environmental matters, Hazardous Material, and other existing conditions, including structural, mechanical, and chemical tests required by the Contract Documents or by law.

3.4.3 Any other information or services requested in writing by the CMAR which are relevant to the CMAR’s performance of the Work and under the Owner’s control. The information required by this Subparagraph 3.4.3 shall be provided in reasonable detail. Legal descriptions shall include easements, title restrictions, boundaries, and zoning restrictions. Worksite descriptions shall include existing buildings and other construction and all other pertinent site conditions. Adjacent property descriptions shall include structures, streets, sidewalks, alleys, and other features relevant to the Work. Utility details shall include available services, lines at the Worksite and adjacent thereto, and connection points. The information shall include public and private information, subsurface information, grades, contours, and elevations, drainage data, exact locations and dimensions, and benchmarks that can be used by the CMAR in laying out the Work.

3.4.4 All licenses and other rights to use of the Drawings, Specifications, and any other intellectual property necessary or required for the CMAR’s performance of the Work as well as any other rights to use of any other documents, materials, and/or information generated or produced by the Engineer or its consultants at any level in connection with the design, engineering, or programing for the Project.

3.5	Engineer

Unless otherwise expressly provided to the contrary in this Agreement, the Owner shall be responsible for retaining and paying the Engineer and all other professional design and engineering consultants required for construction of the Project or portions thereof.

3.6	Building Permit, Fees, And Approvals

Except for those permits and fees related to the Work which are the responsibility of the CMAR pursuant to Paragraph 2.12, the Owner shall secure and pay for all other permits, approvals, easements, assessments, and fees required for the development, construction, use, or occupancy of permanent structures or for permanent changes in existing facilities, including the building permit. Assuming the CMAR has performed all necessary and reasonable actions to obtain permits, the CMAR shall not be liable for any delays related to obtaining permits and shall be entitled to any cost or Schedule impacts related thereto so long as not caused by any acts, errors, or omissions of the CMAR.

3.7	Mechanics and Construction Lien Information

Where allowed by law, within five (5) days after receiving the CMAR’s written request, the Owner shall provide the CMAR with the information necessary to give notice of or enforce mechanics lien rights and, where applicable, stop notices. This information shall include the Owner’s interest in the real property on which the Project is located and the record legal title.

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3.8	Contract Documents

Unless otherwise specified, Owner shall provide electronic or hard copies of the Contract Documents to the CMAR as may be agreed to by the Owner and CMAR and without cost to the CMAR.

3.8.1 Electronic Documents. If the Owner requires that the Owner, Engineer, and CMAR exchange documents and data in electronic or digital form, prior to any such exchange the Owner, Engineer, and CMAR shall agree on a written protocol governing all exchanges which, at a minimum, shall specify: (1) the definition of documents and data to be accepted in electronic or digital form or to be transmitted electronically or digitally; (2) management and coordination responsibilities; (3) necessary equipment, software, and services; (4) acceptable formats, transmission methods, and verification procedures; (5) methods for maintaining version control; (6) privacy and security requirements; and (7) storage and retrieval requirements. Except as otherwise agreed to by the Parties in writing, the Parties shall bear their own costs as identified in the protocol. In the absence of a written protocol, use of documents and data in electronic or digital form shall be at the sole risk of the recipient.

3.9	Submittals

The Owner shall be responsible for review and approval of submittals with reasonable promptness to avoid causing delay and shall cause the Engineer to respond to such submittals and to either approve or reject the same no later than fifteen (15) days following Engineer’s receipt of same, unless an earlier or later response deadline is provided elsewhere in the Contract Documents or through written agreement between the CMAR and the Engineer.

3.10	Access

The Owner shall provide the CMAR and its Subcontractors and Materials Suppliers at all tiers with appropriate physical and legal access to the Project Site and other areas necessary for the proper and timely performance and completion of the Work.

ARTICLE 4 — Subcontracts

4.1	Subcontractors

The Work not performed by the CMAR with its own forces shall be performed by Subcontractors. All subcontracts shall be issued on a lump sum cost basis unless the Owner has given prior written approval of a different method of payment to the Subcontractor.

4.2	Award of Subcontracts and Other Contracts for Portions of the Work

4.2.1 As soon after the execution of this Agreement as possible, the CMAR shall provide the Owner and, if directed, the Engineer with a written list of the proposed Subcontractors and significant Material Suppliers. If the Owner has a reasonable objection to any proposed Subcontractor or Material Supplier, the Owner shall notify the CMAR in writing. Failure to object within 20 Days shall constitute acceptance. Subcontractors shall be secured by the CMAR in accordance with the Subcontractor Procurement Plan.

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4.2.2 If the Owner has reasonably and promptly objected as provided in Subparagraph 4.2.1, the CMAR shall not contract with the proposed Subcontractor or Material Supplier, and the CMAR shall propose another acceptable to the Owner. If the substituted Subcontractor or Material Supplier is more or less expensive or use of such Party will result in a change in the Contract Time, the Owner shall execute an appropriate Change Order that shall reflect any increase or decrease in the Phase 2 Construction Price or Dates of Substantial or Final Completion because of the substitution.

The CMAR agrees to bind every Subcontractor and Material Supplier (and require every Subcontractor to so bind its Subcontractors and Material Suppliers) to all the provisions of this Agreement and the Contract Documents as they apply to the Subcontractors’ and Material Suppliers’ portions of the Work.

4.2.3 The CMAR shall be responsible for ensuring Subcontractor compliance with Applicable Law, including applicable registration and reporting requirements.

4.3	Contingent Assignment of Subcontracts

4.3.1 If this Agreement is terminated for cause in accordance with Paragraph 10.1 hereof, each subcontract agreement shall be assigned by the CMAR to the Owner, subject to the prior rights of any surety, provided that the Owner accepts such assignment after termination by notifying the Subcontractor or Material Supplier and CMAR in writing, and assumes all rights and obligations of the CMAR pursuant to each subcontract agreement.

4.3.2 If the Owner accepts such an assignment, and the Work has been suspended for more than thirty (30) consecutive Days following termination, the Subcontractor’s compensation shall be equitably adjusted because of the suspension.

ARTICLE 5 — Time

5.1	Performance of the Work

5.1.1 Date of Commencement. Unless otherwise provided to the contrary in the Agreement or other Contract Documents, the Date of Commencement of the Preconstruction Phase Services is the date of issuance of a Phase 1 Notice to Proceed for the same in accordance with Paragraph 2.1 of the Agreement. Unless otherwise provided to the contrary in the Agreement, the Date of Commencement of the Construction Phase Services is the date construction of those services commence following issuance of a Phase 2 Notice to Proceed by the Owner for some or all the Work covered by such Construction Phase Services as described in the Agreement executed by the Owner and the CMAR for the same. The Work shall proceed in general accordance with the Schedule of Work as such Schedule may be amended from time to time, subject to other provisions of this Agreement. The Schedule is subject to allowable adjustments in the Contract Time as permitted herein or in the other Contract Documents.

5.1.2 Substantial/Final Completion. Unless the Parties agree or otherwise, the Date of Substantial Completion or the Date of Final Completion shall be established pursuant to the Agreement, subject to adjustments as provided for in the Contract Documents. If a Phase 2 Construction Price is not established and the Parties desire to establish a Date of Substantial Completion or Date of Final Completion, it shall be set forth via Amendment.

5.1.3 Time limits stated above are of critical importance to this Agreement.

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5.1.4 The CMAR shall not knowingly commence the Work before the effective date of the insurance to be provided by the CMAR and Owner as required by the Contract Documents.

5.2	Schedule of the Work

5.2.1 The CMAR shall submit an initial and updated Project Construction Schedule to the Owner in the form and within the time limits acceptable to the Owner in accordance with Exhibit F. The Owner will determine the acceptability of the initial and updated Project Construction Schedule within a reasonable period of time. If the Owner deems the Project Construction Schedule unacceptable, it shall specify in writing to the CMAR the basis for its objection.

5.2.2 The initial and updated Project Construction Schedule shall represent a practical plan to complete the Work within the Contract Time. Schedules showing the Work completed in less than the Contract Time may be acceptable if judged by the Owner to be practical.

5.2.3 The Project Construction Schedule shall be prepared in accordance with Exhibit G.

5.3	Delays and Extensions of Time

5.3.1 If the CMAR is delayed at any time in the commencement or progress of the Work by Excusable Delay (as hereinafter defined), then, upon agreement of the Parties:

5.3.1.1 The Contract Time shall be extended by Change Order for a reasonable time based on the impact of such delay or concurrent delays to the Critical Path of the Project Schedule.

5.3.1.2 Provided the CMAR has made reasonable attempts to mitigate the effects of such delay (such as, by way of example and not of limitation, through rescheduling, resequencing, or other measures), the Phase 2 Construction Price shall be adjusted to the extent reasonably necessary to compensate the CMAR for any increases in the Cost of the Work due to additional time to which the CMAR is entitled under this Paragraph 5.3.

Any adjustments made pursuant to Paragraphs 5.3.1.1 or 5.3.1.2 shall be subject to limitations set forth in Article 7 hereof of these General Conditions and the provisions of Paragraphs 5.6 and 5.7 of these General Conditions.

The CMAR shall not be entitled to an adjustment in the Phase 2 Construction Price or the Contract Time for CMAR Delays.

5.4	Other Terms Defined

5.4.1 For purposes of the Contract Documents, the following terms shall have the meanings indicated for each:

5.4.1.1 “CMAR Delay” means each Day of delay to the completion of the Work to the extent such delay was caused by and/or within the control of the CMAR, and (a) actually causes a delay in the Critical Path of such Work, and (b) is not caused by an Excusable Delay, Force Majeure, or Owner Delay. Delays attributable to and within the control of the CMAR, its Subcontractors of all tiers, its Material Suppliers, Consultants, or other Party for whom the CMAR is responsible shall be deemed to be CMAR Delay.

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5.4.1.2 “Excusable Delay” means any act, omission, condition, event, or circumstance beyond the CMAR’s reasonable control and due to no fault of the CMAR including, but not limited to, the Owner’s suspension of the Work without cause or the CMAR’s suspension of the Work due to nonpayment, Owner Delay, delays or impacts caused by or attributable to a third party, delay caused by or resulting from Differing Site Conditions, or a Force Majeure Delay.

5.4.1.3 “Force Majeure” means any conditions, occurrences, or acts of God, and not within the reasonable control of the CMAR, not constituting Owner Delay, delay caused by Differing Site Conditions, or CMAR Delay, which impacts the Work or prevents or delays the CMAR from performing its obligations under the Contract Documents, including without limitation any one or more of the following:

5.4.1.3.1 Damage or destruction by fire or casualty.

5.4.1.3.2 Unusually severe weather including lightning, tornado, earthquake, flood, windstorm, named weather event, named storm, wind, natural disasters.

5.4.1.3.3 Pandemic, epidemic, quarantine, declaration of public health emergency, and/or governmental orders issued in connection with such public health emergencies.

5.4.1.3.4 Weather related delays beyond the number provided for in Paragraph 5.3.3 of the Agreement or as otherwise allowed or permitted, if applicable, in the Phase 2 Construction Price Amendment.

5.4.1.3.5 Strike or other labor dispute not specifically directed at the CMAR or any person or entity for whom the CMAR is responsible under the Contract Documents.

5.4.1.3.6 Regional, nationwide, or global unavailability or shortage of materials or equipment resulting in Critical Path delay. To the extent that any alleged delay relates to regional, nationwide, or global unavailability or shortage of materials or equipment, the CMAR shall be required to provide documented proof to the Owner that the CMAR did not reasonably anticipate such unavailability as of the Effective Date of the Phase 2 Construction Price Amendment and made diligent and timely efforts to obtain (buy out) such materials or equipment as a condition precedent to any extension of the Contract Time or increase of the Phase 2 Construction Price under this paragraph.

5.4.1.3.7 Unavailability of utilities (not caused in whole or in part as a result of fault on the part of the Owner or the CMAR).

5.4.1.3.8 Riots, insurrections, acts of a public enemy, acts of domestic and/or foreign terrorism, war, or vandalism.

5.4.1.3.9 Bomb scares or similar third-party threats or disruptions.

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5.4.1.3.10 Moratoriums or other unusual or unforeseeable delays in the issuance of any required approvals from any Governmental Authorities or utilities.

5.4.1.3.11 Delays caused directly or indirectly by the actions or inactions of Governmental Authorities (not caused in whole or in part as a result of fault on the part of the Owner or the CMAR) including, but not limited to, enactment or revision of Applicable Laws or official interpretations subsequent to the execution of the Agreement.

5.4.1.3.12 Earthquakes with an epicenter in the county where the project site is located in excess magnitude 6.5;

5.4.1.3.13 Software hacking or malware, including loss of access to the internet cloud. To the extent that any alleged delay relates to software hacking, malware or loss of access to the internet cloud, the CMAR has made diligent and timely efforts to mitigate the situation as a condition precedent to any extension of the Contract Time or increase of the Phase 2 Construction Price under this paragraph.

For the avoidance of doubt, the Owner’s financial insolvency or inability to perform its financial obligations under the Agreement and the other Contract Documents shall not constitute an event of Force Majeure.

5.4.1.4 “Owner Delay” means a cost impact or each day of delay that actually impacts the completion of the Work and is caused by any one or more of the following actions or omissions of the Owner (or any tenant of the Owner) at the Project related to:

5.4.1.4.1 Any Change in the Work initiated by the Owner.

5.4.1.4.2 The Owner’s failure to timely approve or disapprove any item for which Owner approval is required under the Contract Documents except to the extent that the Owner’s failure is deemed to mean approval pursuant to the terms of the Agreement and except to the extent that the Owner cures such failure within seven (7) Business Days after receipt of written notice from the CMAR of such failure.

5.4.1.4.3 Any failure of the Owner to (a) comply with the CMAR’s reasonable requirements relative to access to areas of the Work reasonably necessary for the performance of Work, including, without limitation, the hoist, freight elevators, and/or defined path of travel established with respect to the Work; (b) utilize labor which can work in harmony with labor employed by the CMAR and its Subcontractors; (c) comply with the CMAR’s safety rules; or (d) comply with all requirements applicable to the Owner’s separate work for the Project undertaken by the Owner or its separate Contractors and Subcontractors at any tier in each case to the extent any such failure is not cured within five (5) Business Days after written notice is given by the CMAR to the Owner and only to the extent any such failure actually impacts the CMAR’s already scheduled Work.

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5.4.1.4.4 Failure by the Owner to comply with its obligations under this Agreement.

5.4.1.4.5 Any defects, delay, or impacts from the Owner’s separate work for the Project undertaken or failed to be undertaken by the Owner or its separate Contractors and Subcontractors at any tier, or which delays the Work or the issuance of a certificate of occupancy or another applicable certificate of completion for the Work by any governmental entity having jurisdiction over the Project or the Work, in each case to the extent not cured within five (5) Business Days after written notice is given by the CMAR to the Owner.

5.4.1.4.6 Any other event or circumstance caused by or attributable to the Owner.

5.5	Claims / Modifications for Excusable Delays

If any delay to the Work is caused by Excusable Delay, any adjustments to time or Phase 2 Construction Price shall be made in accordance with Paragraph 5.3.

5.6	Construction General Conditions Costs

In the event of an Excusable Delay pursuant to which the CMAR, subject to consultation with and approval of the Owner, is entitled to an adjustment in the Contract Time in accordance with Paragraph 5.3.1 hereof but not otherwise, the CMAR shall, subject to consultation with and approval of the Owner, be entitled to an equitable adjustment of the Phase 2 Construction General Conditions Costs, as negotiated between the Parties. The CMAR shall, in the event of an occurrence likely to cause Excusable Delay, cooperate in good faith with the Owner to minimize and mitigate the impact of any such occurrence and do all things reasonable under the circumstances to achieve this goal.

5.7	Monitoring Progress and Costs

Following acceptance by the Owner of the Phase 2 Construction Price, the CMAR and the Owner shall establish a process for monitoring costs against the Phase 2 Construction Price and actual progress against the Schedule of Work. The CMAR shall provide written reports to the Owner at monthly intervals on the status of the Work, showing variances between costs and the Phase 2 Construction Price and actual progress as compared to the Project Construction Schedule, including estimates of future costs and recovery programs if actual progress indicates that the Dates of Substantial Completion or Final Completion may not be met.

5.8	Owner Approval

Notwithstanding anything contained herein or in the other Contract Documents to the contrary, any decision by the Owner to approve (or disapprove) any requested adjustments in the Contract Time and/or the Phase 2 Construction Price (including any increase in the Construction General Conditions Costs) resulting from an Excusable Delay shall be made by the Owner in its good faith discretion. Any failure by the Parties to reach an agreement hereunder shall not prejudice the CMAR’s entitlement to price and Schedule relief otherwise provided and may constitute a Claim for purposes of the dispute-related provisions in this Agreement.

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ARTICLE 6 — Compensation

6.1	CMAR’s Compensation for Preconstruction Phase Services

The Owner shall compensate the CMAR for the performance of the CMAR’s Preconstruction Phase Services in accordance with Paragraph 6.1.1 of the Agreement.

6.2	CMAR’s Compensation for Early Work(s) Package(s) – NOT USED

6.3	CMAR’s Compensation for Construction Phase Services

The Owner shall compensate the CMAR for Work performed and described in the Phase 2 Construction Price (Exhibit E) on the basis of a Guaranteed Maximum Price, as set forth in the Agreement.

6.4	Contingency and Allowances

Contingency and/or Allowances, if any, and the use thereof, shall be as set forth in, and subject to the terms, covenants, and conditions of the Phase 2 Construction Price executed in connection therewith.

ARTICLE 7 — Changes

Changes in the Work that are within the general scope of this Agreement shall be accomplished, without invalidating this Agreement, by Change Order, Owner Change Directive, and/or Field Order.

7.1	Change Order

7.1.1 The CMAR may request, or the Owner may order, changes in the Work or the timing or sequencing of the Work that impacts the Phase 2 Construction Price, where applicable the estimated Cost of the Work and CMAR’s Fee, the Date of Substantial Completion, and/or the Date of Final Completion. All such changes in the Work shall be formalized in a Change Order. Any such requests for changes in the Work shall be processed in accordance with this Article 7.

7.1.2 The Phase 2 Construction Price will be adjusted only for Excusable Delay in accordance with and subject to the terms, conditions, and limitations set forth in Article 5.3 hereof.

7.2	Owner Change Directives and Field Orders

7.2.1 The Owner may issue a written Owner Change Directive directing a change in the Work prior to reaching agreement with the CMAR on the adjustment, if any, in the Phase 2 Construction Price or the Date of Substantial Completion or Date of Final Completion.

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7.2.2 The Owner and the CMAR shall negotiate expeditiously and in good faith for appropriate adjustments, as applicable, to the Phase 2 Construction Price or the Contract Time arising out of Owner Change Directives. If the Owner and the CMAR are unable to reach agreement within 30 Days, the issue shall be elevated to the CMAR’s management and the Owner’s Representative for a determination. As the Work associated with the Owner Change Directive is performed, the CMAR shall submit its costs for such Work with its Application for Payment and the CMAR shall be paid for the Work performed in accordance with the Phase 2 Contract Price. The Owner shall prepare an Owner Change Directive, utilizing the Owner’s available funds, for any undisputed portion of the costs. Contingency funds may only be used for Owner Change Directives upon written agreement of the Parties.

7.2.3 When the Owner and the CMAR agree upon the adjustments in the Phase 2 Construction Price, the Date of Substantial Completion, and/or Date of Final Completion for a change in the Work directed by an Owner Change Directive, such agreement shall be the subject of an appropriate Change Order.

7.2.4 The Owner may authorize Field Orders. Such Field Orders will be binding on the Owner and on the CMAR, which shall perform the Work involved promptly. If the CMAR believes that a Field Order justifies an adjustment in the Phase 2 Construction Price or Contract Times or both, then the CMAR shall submit a Change Order Proposal.

7.3	Determination of Cost

7.3.1 An increase or decrease in the Phase 2 Construction Price established in the Agreement or changes to the Project Construction Schedule or the Schedule/Contract Time resulting from a change in the Work that affect the Phase 2 Construction Price shall, in each case, be determined by one or more of the following methods:

7.3.1.1 A mutually accepted, itemized Lump Sum, based on the Cost of the Work definition appearing in the Phase 2 Construction Price.

7.3.1.2 Cost of Work (as defined in the Phase 2 Construction Price) calculated on a basis agreed upon by the Owner and the CMAR, plus CMAR’s Fee.

7.3.1.3 If an increase or decrease cannot be agreed to as set forth in Clauses .1 through .2 above, and the Owner issues an Owner Change Directive, the cost of the change in the Work shall be determined by the reasonable actual expense and savings of the performance of the Work resulting from the change. Where applicable, if there is a net increase or decrease in the GMP, the CMAR’s Fee shall be adjusted accordingly. The CMAR shall maintain a documented, itemized, accounting evidencing the expenses and savings.

7.3.2 If the Owner and the CMAR disagree as to whether work required by the Owner is within the Scope of the Work, the CMAR shall furnish the Owner with an estimate of the costs to perform the disputed work in accordance with the Owner’s interpretations. Any such disagreement shall be resolved in accordance with Article 11.

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ARTICLE 8 — Payment

8.1	Schedule of Values

Concurrently with the CMAR’s preparation and delivery to the Owner of any cost model or progressive cost model as required for the Phase 1 Preconstruction Services Scope of Work through and including the date on which a Phase 2 Construction Price Amendment for any portion of the Work is executed by the CMAR, the CMAR shall prepare and submit to the Owner and, if directed, the Engineer, a Schedule of Values apportioned to the various divisions or phases of the Work in increasing level of detail. At the time a Phase 2 Construction Price Amendment is executed for the Work or any portion thereof, each line item contained in the Schedule of Values shall be assigned a value such that the total of all items shall equal the Phase 2 Construction Price for such Work or portion thereof.

8.2	Progress Payments for Preconstruction Phase Services

Progress Payment for Preconstruction Phase Services shall be made in accordance with Paragraph 6.1 of the Agreement.

8.3	Progress Payments for Construction Phase Services

Applications for Payment for Construction Phase Services shall be submitted by the CMAR to the Owner and the same paid, in each case in accordance with and subject to the terms and provisions of this Article 8, the Phase 2 Construction Price, and other applicable provisions of the Agreement and other Contract Documents.

8.3.1 Applications. The CMAR shall submit to the Owner and, if directed, its Engineer a monthly application for payment for Construction Phase Services no later than the 7th day of the calendar month for the preceding thirty (30) days; the CMAR’s applications for payment shall be itemized and supported by the CMAR’s Schedule of Values and any other substantiating data as required by these General Conditions and the other Contract Documents. Payment applications shall include payment requests on account of properly authorized Change Orders or Owner Change Directives. The Owner shall pay amounts not in dispute and otherwise due no later than thirty (30) days after the CMAR has submitted a complete and accurate payment application. The Owner may deduct from any progress payment amounts as may be retained pursuant to Subparagraph 8.3.3 below, as well as amounts in dispute.

8.3.2 Lien Waivers and Liens.

8.3.2.1 Partial Lien Waivers and Affidavits. If requested by the Owner, as a prerequisite for payment, but subject to the CMAR’s receipt of payment, the CMAR shall provide partial conditional payment lien waivers in the amount of the application for payment and affidavits from its Subcontractors and Material Suppliers for the Work completed during the period covered by the current application for payment and partial unconditional payment lien waivers from the CMAR and all Subcontractors and Material Suppliers paid from the previous month’s application payment. In no event shall the CMAR be required to sign an unconditional waiver of lien or claim, either partial or final, prior to receiving payment nor shall the CMAR be required to execute or deliver any lien waiver for the Work not covered by such lien waiver or in an amount more than what it has been paid.

8.3.2.2 Responsibility for Liens. If the Owner has made payments in the time required by this Article 8 and is otherwise not in breach of its obligations, the CMAR shall, within thirty (30) days after written notice of filing, cause the removal or bonding over of any liens filed against the premises or public improvement fund by any Party or Parties performing labor or services or supplying materials in connection with the Work by, among other things, securing a bond around the lien. If the CMAR fails to take such action on a lien, the Owner may cause the lien, after thirty (30) days written notice, to be removed at the CMAR’s expense, including bond costs and reasonable attorneys’ fees. This Clause shall not apply if there is a dispute pursuant to Article 11 relating to the subject matter of the lien.

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8.3.3 Retainage. Retainage shall be withheld and disbursed in accordance with the terms and provisions of the Phase 2 Construction Price Amendment.

8.3.4 Stored Materials and Equipment. Unless otherwise provided in the Contract Documents, applications for payment may include materials and equipment not yet incorporated into the Work but delivered to and suitably stored on-site or off-site, including applicable insurance, storage, and costs incurred transporting the materials to an off-site storage facility. Approval of payment applications for stored materials and equipment stored off-site shall be conditioned on submission by the CMAR of bills of sale and proof of required insurance, or such other procedures satisfactory to the Owner to establish the proper valuation of the stored materials and equipment, the Owner’s title to such materials and equipment, and to otherwise protect the Owner’s interests therein, including transportation to the Worksite.

8.3.5 Mobilization. The Schedule of Values shall include a line item for Mobilization equal to five percent (5%) of the Contract Price which shall include all costs associated with bonds, insurance, the establishment of field offices and utilities, and other general project commencement activities. These line items shall be included in the CMAR’s first Application for Payment and paid by Owner in accordance with Subparagraph 8.3.1.

8.4	Adjustment of CMAR’s Payment Application

The Owner may adjust or reject a payment application or nullify a previously approved payment application, in whole or in part, as may reasonably be necessary to protect the Owner from loss or damage based upon the following, to the extent that the CMAR is responsible therefor under the Agreement:

8.4.1 The CMAR’s failure to perform the Work as required by the Contract Documents.

8.4.2 Loss or damage arising out of or relating to this Agreement and caused by the CMAR to the Owner or Others to whom the Owner may be liable.

8.4.3 The CMAR’s failure to properly pay Subcontractors and Material Suppliers following receipt of such payment from the Owner.

8.4.4 Defective Work not corrected in a timely fashion.

8.4.5 Reasonable evidence of delay in performance of the Work such that the Work will not be completed by the Dates of Substantial or Final Completion.

8.4.6 Reasonable evidence demonstrating that the unpaid balance of the Phase 2 Construction Price is insufficient to fund the cost to complete the Work.

8.4.7 Third-party claims involving the CMAR until the CMAR furnishes the Owner with adequate security in the form of a surety bond, letter of credit or other collateral or commitment sufficient to discharge such claims if established.

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No later than seven (7) days after receipt of an application for payment, the Owner shall give written notice to the CMAR, at the time of disapproving or nullifying all or part of an application for payment, stating its specific reasons for such disapproval or nullification, and the remedial actions to be taken by the CMAR in order to receive payment. When the above reasons for disapproving or nullifying an application for payment are removed, payment will be made within 14 Days, or other mutually agreed upon time period, for the amount previously withheld.

Undisputed portions of any Application for Payment shall be promptly paid by the Owner in accordance with the terms of the Agreement, these General Conditions, and other applicable Contract Documents.

8.5	Acceptance of Work

Neither the Owner’s payment of progress payments nor its partial or full use or occupancy of the Project constitutes acceptance of Work not complying with the Contract Documents.

8.6	Payment Delay

If for any reason, not the fault of the CMAR, the CMAR does not receive a progress payment from the Owner in accordance with the Agreement, the CMAR, upon giving the Owner such written notice, if any, as specified in the Agreement, and without prejudice to and in addition to any other legal remedies, may stop Work until payment of the full amount owing to the CMAR has been received, including interest from the date payment was due in accordance with the Agreement. The Phase 2 Construction Price and Dates of Substantial or Final Completion shall be equitably adjusted by a Change Order for reasonable cost and delay resulting from shutdown, delay, and startup.

8.7	Substantial Completion

8.71 The CMAR shall notify the Owner and, if directed, its Engineer when it considers Substantial Completion of the Work or a designated portion to have been achieved. The Owner, with the assistance of its Engineer, shall promptly conduct an inspection to determine whether the Work or designated portion can be occupied or utilized for its intended use by the Owner without excessive interference in completing any remaining unfinished Work by the CMAR. If the Owner determines that the Work or designated portion has not reached Substantial Completion, the Owner, with the assistance of its Engineer, shall promptly compile a list of items to be completed or corrected so the Owner may occupy or utilize the Work or designated portion for its intended use. The CMAR shall promptly complete all items on the list.

8.7.2 When Substantial Completion of the Work or a designated portion is achieved, the CMAR shall prepare a Certificate of Substantial Completion that shall establish the date of Substantial Completion, and the respective responsibilities of the Owner and the CMAR for interim items such as security, maintenance, utilities, insurance, and damage to the Work, and fixing the time for completion of all items on the list accompanying the Certificate. The Certificate of Substantial Completion shall be submitted by the CMAR to the Owner and, if directed, to its Engineer for the Owner’s written acceptance of responsibilities assigned in the Certificate.

8.7.3 Unless otherwise provided in the Certificate of Substantial Completion, warranties required by the Contract Documents shall commence on the earlier of (a) the date of Substantial Completion of the Work or a designated portion, and (b) the date the Owner takes beneficial use of the Work or a designated portion of the Work.

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8.8	Partial Occupancy or Beneficial Use

8.8.1 The Owner may occupy, or use completed or partially completed portions of the Work, beneficially when (a) the portion of the Work is designated in a Certificate of Substantial Completion, (b) appropriate insurer(s) consent to the occupancy or use, and (c) public authorities authorize the occupancy or use. The CMAR shall not unreasonably withhold consent to partial occupancy or use. The Owner shall not unreasonably refuse to accept partial occupancy. The CMAR shall be entitled to a Change Order if the Owner’s partial use or occupancy of completed or partially completed portions of the Work adversely impacts completion of other portions of the Work through no fault of the CMAR.

8.9	Final Completion and Final Payment

8.9.1 Upon notification from the CMAR that the Work has reached Final Completion and is ready for final inspection and acceptance, the Owner, with the assistance of its Engineer, shall promptly conduct an inspection to determine if the Work has reached Final Completion and is acceptable under the Contract Documents.

8.9.2 When the Work has reached Final Completion, the CMAR shall prepare for the Owner’s acceptance a final application for payment stating that to the best of the CMAR’s knowledge, and based on the Owner’s inspections, the Work has reached Final Completion in accordance with the Contract Documents.

8.9.3 Final Payment shall be due on the CMAR’s submission of the following to the Owner:

8.9.3.1 An affidavit declaring any indebtedness connected with the Work, e.g., payrolls or invoices for materials or equipment, to have been paid, satisfied, or to be paid with the proceeds of Final Payment, so as not to encumber the Owner’s property.

8.9.3.2 As-built Drawings, manuals, copies of warranties, and all other close-out documents required by the Contract Documents.

8.9.3.3 Release of any liens, conditioned on Final Payment being received.

8.9.3.4 Consent of any surety, if applicable.

8.9.3.5 Any outstanding known and unreported accidents or injuries experienced by the CMAR or its Subcontractors at the Worksite.

8.9.4 If, after Substantial Completion of the Work, the Final Completion of a portion of the Work is materially delayed through no fault of the CMAR, the Owner shall pay the balance due for portion(s) of the Work fully completed and accepted. If the remaining contract balance for Work not fully completed and accepted is less than the retained amount prior to payment, the CMAR shall submit to the Owner the written consent of any surety to payment of the balance due for portions of the Work that are fully completed and accepted. Such payment shall not constitute a waiver of claims, but otherwise shall be governed by this Paragraph 8.9.

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8.9.5 Claims not reserved in writing with the making of Final Payment shall be waived except for claims relating to liens or similar encumbrances, warranties, and Defective Work.

8.9.6 Acceptance of Final Payment. Unless the CMAR provides written identification of unsettled claims with an application for Final Payment, its acceptance of Final Payment constitutes a waiver of such payment claims.

8.10	Late Payment

Payments due but unpaid shall bear interest until paid at the rate set forth in Article 8 of the Agreement.

8.11	Change of Payment

Upon execution of the Agreement, the CMAR shall provide the Owner with written payment instructions and all necessary forms required by the Owner to effectuate payments to the CMAR by wire transfer (the “Payment Information”). The CMAR shall submit the initial Payment Information to the Owner by certified mail or hand delivery only. If the Owner receives a request to change such Payment Information, the Owner agrees that it will not modify or make a change to this Payment Information without oral confirmation, followed by written confirmation, from the CMAR’s Chief Financial Officer, Vice President, or President. The Owner shall make no changes to the Payment Information if it does not receive the oral and written confirmations as stated herein.

ARTICLE 9 — Indemnity, Insurance, Waivers, and Bonds

9.1	Indemnity

The CMAR shall indemnify, defend, and hold harmless the Owner and its directors, officers, employees, successors, and assigns from and against any and all third-party claims, legal actions, causes of action, proceedings, suits, judgments, liens, and levies, including reasonable attorneys’ fees and disbursements but only to the extent for bodily injury or death of any person(s) and damages to tangible property (other than the Work itself), to the extent caused by the CMAR (or by its Subcontractor or Sub-subcontractors, regardless of tier) and arising from the intentional, willful or negligent acts or omissions of the CMAR, any Subcontractor at any tier, or any person or entity for whom such Parties are legally responsible in the performance of the Work.

9.1.1 The CMAR’s indemnity obligations under Paragraph 9.1 shall not apply (a) to the extent of the negligence or willful or intentional misconduct of the Owner, its officers, agents, employees, successors, or assigns, or (b) to any loss, cost, claim, suit, damage, liability, or expense (including attorneys’ fees and costs) for which the Owner is required to indemnify the CMAR Indemnitees in accordance with the Contract Documents.

9.1.2 In all claims against the Owner Indemnitees by any employee of the CMAR, anyone directly or indirectly employed by the CMAR or anyone for whose acts the CMAR may be liable, the indemnification obligation set forth in Paragraph 9.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation, or benefits payable by or for the CMAR under workers’ compensation acts, disability benefit acts, or other employee benefit acts.

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9.1.3 Notwithstanding any provision or term to the contrary herein, under no circumstances shall either Party be liable to the other for any consequential, incidental, special, or punitive damages and as provided in Article 9 of the Agreement.

9.2	CMAR’s Insurance

9.2.1 Phase 1 Insurance. The CMAR shall obtain and maintain primary insurance on all of its operations and list the Owner as additional insureds on all forms including the required “additional insured” endorsements in the following minimum coverages: (a.) Worker’s Compensation Insurance as required by applicable law; (b.) General Liability Insurance covering all operations: $2,000,000 (occ) and $4,000,000 (agg); (c.) Automobile Liability Insurance: $2,000,000 including coverage for all owned, hired and non-owned automobiles. A waiver of subrogation endorsement in favor of Owner must be provided for all coverages stated herein

9.2.2 Phase 2 Insurance and Bond requirements are provided in Exhibit A.1.

9.3	Property Insurance

Builder’s Risk Insurance shall be obtained and maintained for the Project upon and subject to the terms and conditions provided in Exhibit A.1.

9.4	Risk Of Loss

Owner has established a project-specific insurance program for the Project, including an Owner-Controlled Insurance Program (“OCIP”) providing Commercial General Liability and Excess Liability coverage, and Owner-procured Builder’s Risk insurance covering the Work on an all-risk basis. Contractor and its Subcontractors shall enroll in and comply with the OCIP as a condition of performing Work on the Project.

Risk of loss of, or damage to, the Work shall be upon the Contractor until the Date of Substantial Completion. Contractor shall take all reasonable precautions to protect the Work, materials, equipment, and temporary structures whether located onsite, offsite, in transit, or in storage against loss or damage.

In the event of loss or damage to the Work before Substantial Completion, Contractor shall promptly repair, restore, or replace the affected Work so that it conforms to the Contract Documents. Such repair shall be funded first from proceeds of Owner’s Builder’s Risk policy. To the extent any loss or damage is not covered or paid by Owner’s Builder’s Risk policy Contractor shall bear such costs at its sole expense, without entitlement to additional compensation. Contractor may request an equitable extension of time for delays caused by a covered casualty loss beyond Contractor’s reasonable control, subject to Owner’s written approval.

Risk of loss shall transfer to Owner upon the Date of Substantial Completion, provided that Contractor shall remain responsible for loss or damage caused by Contractor’s acts, errors, omissions, or failure to complete punch list items through Substantial Completion and written acceptance by Owner.

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9.5	Adjustment of Loss

A loss insured under the Builder’s Risk Insurance Policy required pursuant to Exhibit A.1 shall be adjusted by the Party obtaining such Builder’s Risk Insurance and made payable to such Party for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and Paragraph 9.6 hereof. The CMAR shall pay Subcontractors their just shares of insurance proceeds received by the CMAR, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

9.6	Insurance Payouts

If required in writing by a Party in interest, the Party obtaining such Builder’s Risk Insurance shall, upon occurrence of an insured loss, give bond for proper performance of such Party’s duties. The cost of required bonds shall be charged against proceeds received by each Party. Such Party shall deposit in a separate account proceeds so received, which such Party shall distribute in accordance with such agreement as the Parties in interest may reach, or in accordance with Article 11 of these General Conditions. The CMAR shall not be required to repair or replace lost or damaged Work until a mutually acceptable Change Order, in accordance with Article 7, is executed and funds are available to pay for such loss or damage.

9.7	Bonds

Payment and performance bonds or other forms of substitute security, if any, shall be required as set forth in the Phase 2 Construction Price. The requirements for each of the bonds are included in Exhibit A.2.

9.8	Royalties, Patents, and Copyrights

The CMAR shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods, or systems selected by the CMAR and incorporated in the Work. The CMAR shall indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection. The Owner agrees to indemnify and hold the CMAR harmless from any suits or claims of infringement of any patent rights or copyrights arising out of any patented or copyrighted materials, methods, or systems specified by the Owner or Engineer or otherwise included in the Drawings, Specifications, and other documents, materials, or information provided by the Owner or the Engineer for construction of the Work, whether pursuant to this Agreement or otherwise.

ARTICLE 10 — Suspension, Notice to Cure, and Termination of the Agreement

10.1 The Owner may suspend Work at any time and, without cause, suspend the Work or any portion thereof for a period of not more than thirty (30) days for a single occurrence or sixty (60) days in the aggregate by notice in writing to the CMAR and the Engineer, which shall fix the date on which Work shall resume. The CMAR shall resume the Work on the date so fixed.

The CMAR will be allowed an increase in the Phase 2 Construction Price or an extension of the Contract Time, or both, for delayed or added costs, directly attributable to any suspension (but not lost profits) if the CMAR makes a claim therefor as provided in Articles 5 and 7.

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If the CMAR fails to correct Defective Work as required by Paragraphs 2.5 and 2.6 herein or fails to perform the Work in accordance with the Contract Documents, the Owner or Owner’s Representative may direct the CMAR to stop the Work, or any portion thereof, until the cause for such order has been eliminated by the CMAR. The CMAR shall not be entitled to any adjustment of Contract Time or Phase 2 Construction Price because of any such order. The Owner and Owner’s Representative have no duty or responsibility to the CMAR or any other Party to exercise the right to stop the Work.

10.2	Owner Termination

10.2.1 The Owner May Terminate Agreement upon the occurrence of any one or more of the following events:

10.2.1.1 If the CMAR is adjudged as bankrupt or insolvent.

10.2.1.2 If the CMAR makes a general assignment for the benefit of creditors.

10.2.1.3 If a trustee or receiver is appointed for the CMAR or for any of the CMAR’s property.

10.2.1.4 If the CMAR files a petition to take advantage of any debtor’s act, or to reorganize under bankruptcy or similar laws.

10.2.1.5 If the CMAR fails to perform the Work in accordance with the Contract Documents, including, but not limited to, failure to supply sufficient skilled workmen or suitable materials or equipment or failure to adhere to the progress Schedule established and adjusted in accordance with pursuant to Article 5 of the Agreement and Article 5 hereof.

10.2.1.6 If the CMAR, without justification, repeatedly fails to make timely payments to Subcontractors or Material Suppliers for labor, materials, or equipment.

10.2.2 The Owner may, without prejudice to any other right or remedy, serve written notice upon the CMAR and the CMAR’s surety of the Owner’s intention to terminate the Agreement for any breach set forth in this Paragraph 10.2. Said notice to contain the reasons for such intention to terminate the Agreement, and provided that unless within thirty (30) days after the service of such notice all such violations have been corrected and remedied, the Contract Documents shall cease and terminate, and the CMAR shall be excluded from the site. In such case, the CMAR shall not be entitled to receive any further payment until the Work is finished by Others.

10.2.2.1 The foregoing notwithstanding, if the nature of the alleged reason for termination is not capable of being corrected or remedied within thirty (30) days, such correction or remedy shall commence and be completed with reasonable diligence and in no event later than ninety (90) Days following the occurrence of such default.

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10.2.3 In the event of any such termination, the Owner shall immediately serve written notice thereof upon the surety and the CMAR, and the surety shall have the right to take over and perform the Contract Documents, provided, however, that if the surety, within 30 Days after the serving upon it of a notice of termination, does not give the Owner written notice of their intention to take over and perform the Contract Documents, or does not commence performance thereof within 90 days from the date of serving said notice, Owner may take possession of the Work and incorporate in the Work all materials and equipment stored at the site or for which Owner has paid the CMAR but which are stored elsewhere that were intended to be incorporated into the Work, and finish the Work as Owner may deem expedient for the account and at the expense of the CMAR. The CMAR’s surety shall be liable to the Owner for any excess costs or other damage occasioned the Owner thereby. If the unpaid Balance of the Phase 2 Construction Price exceeds the direct and indirect costs of completing the Work, including but not limited to, compensation for additional professional services and all costs generated to insure or bond the Work of substituted Contractors or Subcontractors utilized to complete the Work, such excess shall be paid to the CMAR. If such costs exceed the unpaid balance, the CMAR shall pay the difference to the Owner promptly upon demand; on failure of the CMAR to pay, the surety shall pay on demand by Owner. Any portion of such difference not paid by the CMAR or surety within thirty (30) Days following the mailing of a demand for such costs by the Owner shall earn interest rate authorized by state law. Such costs incurred by the Owner shall be verified by the Owner’s Representative and incorporated in a Change Order, but in finishing the Work, the Owner shall have the obligation to mitigate its damages, but not be required to obtain the lowest figure for the Work performed. Any dispute under this section shall be addressed in accordance with Paragraph 11 in this Agreement.

10.2.4 Where the CMAR’s services have been so terminated by the Owner, the termination shall not affect any rights of the Owner against the CMAR then existing or which may thereafter accrue. Any retention or payment of monies due the CMAR by the Owner will not release the CMAR from liability.

10.2.5 The Owner may terminate the Agreement for convenience in accordance with Paragraph 10.3 hereof. In the event of such termination for convenience, the CMAR shall be compensated for the portion of the CMAR’s Preconstruction or Construction Phase Services, if any, performed to the date of such termination, but the CMAR shall not be entitled to compensation for Work not performed.

10.3	Owner Termination. Upon ten (10) Days written notice to the CMAR, the Owner may, without cause and without prejudice to any other right or remedy of the Owner, terminate the Agreement for convenience. In such case, the CMAR shall be paid for (without duplication of any items):

10.3.1 Work executed in accordance with the Contract Documents prior to the effective date of termination, including CMAR Fee for Construction General Conditions Costs on such Work, as applicable.

10.3.2 Expenses sustained prior to the effective date of termination in performing services and furnishing labor, materials, or equipment as required by the Contract Documents in connection with uncompleted Work, plus fair and reasonable sums for Construction General Conditions Costs and CMAR Fee thereon.

10.3.3 Other reasonable expenses directly attributable to termination, including demobilization costs, cancellation charges and fees, and costs incurred to prepare a termination for convenience cost proposal and cancellation costs related to material and equipment subcontracts.

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10.3.4 The amount of profit, if any, on such uncompleted Work agreed to by the Owner and the CMAR as set forth in the Agreement. Unless mutually agreed to by the Owner and the CMAR in a written amendment to the Agreement, no profit on uncompleted Work for Preconstruction Phase Services shall be due or payable for any termination for convenience exercised by the Owner or the CMAR during the Preconstruction Phase Services in accordance with the Contract Documents.

10.4	CMAR Termination

If, through no act or fault of the CMAR, the Work is suspended for a period of more than thirty (30) Days for a single occurrence or sixty (60) Days in the aggregate by the Owner or under an order of court or other public authority, or the Owner fails to pay within sixty (60) Days to the CMAR any undisputed amounts due, or the Owner breaches any other material provision of the Agreement and the same is not cured within ten (10) Business Days following the Owner’s receipt of written notice thereof from the CMAR, then the CMAR may, upon ten (10) Days written notice to the Owner, terminate the Agreement and recover from the Owner payment for all Work executed and any expense sustained plus reasonable termination expenses, provided the Owner does not remedy such suspension or failure within that time. In addition, and in lieu of terminating the Contract Documents, if the Owner has failed to make any payment as aforesaid of undisputed amounts, the CMAR may, upon ten (10) Days written notice to the Owner, stop the Work until payment of all amounts then due.

10.4.1 In addition to, and without limiting the generality of the CMAR’s suspension and termination rights under Paragraph 10.4, if the Owner directs the CMAR or its Subcontractors or Material Suppliers at any tier to perform Work that the CMAR informs the Owner is illegal or involves an imminent danger to human health, the environment, or the Owner’s property or other nearby or adjoining properties, the CMAR shall have the right to notify the Owner, in writing, of such illegality or danger and the Owner shall meet with the CMAR within three (3) Business Days following the Owner’s receipt of such notice to review and discuss such concerns and work cooperatively and in good faith with the CMAR to resolve them. Any resolution shall include an appropriate adjustment in the Phase 2 Construction Price and Project Construction Schedule to account for the added cost and time to the CMAR in objecting to and attempting to resolve such concerns. If the Owner fails to respond to the CMAR within ten (10) days following the CMAR’s notification of such concerns, or the Parties, after meeting to discuss the same are unable, within an additional thirty (30) Days to resolve the concerns to the CMAR’s reasonable, good faith satisfaction, the CMAR shall thereafter have the right to terminate this Agreement for convenience and without cause upon an additional ten (10) Days written notice to the Owner. In such event, the Owner shall pay the CMAR the same amounts owing to the CMAR for an Owner’s termination for convenience pursuant to Paragraph 10.3.

ARTICLE 11— Claims, Claims Procedures, Dispute Mitigation, and Resolution

11.1	Claims for Additional Cost or Time

Except as provided in any applicable section of the Agreement, for any claim for an increase in the Phase 2 Construction Price or the change in or extension to the Date of Substantial Completion or Date of Final Completion (each a “Claim”), the CMAR shall give the Owner written notice of the Claim within fifteen (15) Days after the CMAR has become aware of the occurrence giving rise to the Claim. Except in an emergency, notice shall be given before proceeding with the Work. Any change in the Phase 2 Construction Price or the Date of Substantial Completion or Date of Final Completion resulting from such Claim shall be authorized by Change Order.

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11.1.1 Claims Procedures

Submission of a Claim, in full conformance with all requirements of this Article, and rejection of all or part of said Claim by the Owner, is a condition precedent to any action by the CMAR against the Owner, including, but not limited to, the filing of a lawsuit, request for mediation, or demand for arbitration.

11.1.2 Notice of Claim

11.1.2.1 If the CMAR disagrees with the decision in, or in any case where the CMAR deems additional compensation or a time extension to the Contract Time is due the CMAR for work or materials not covered in the Contract Documents or which the Owner has not recognized as extra work, the CMAR shall notify the Owner, in writing, of its intention to make a Claim.

11.1.2.2 Written notice shall use the words “Notice of Potential Claim.”

11.1.2.2.1 Such Notice of Potential Claim shall state the circumstances and the reasons for the Claim but need not state the amount.

11.1.2.2.2 A Notice of Potential Claim and all notices and other communications required or permitted under this Agreement or the other Contract Documents shall be in writing and delivered by hand delivery, certified first class mail return receipt requested, reputable overnight courier, or electronic methods otherwise agreed to by the parties, to:

If to: Owner	Fenner Gap Mutual Water Company 550 South Hope St, Suite 2850 Los Angeles, CA 90071

If to: CMAR:	Mike Bubalo Construction Company
5102 Gayhurst
Baldwin Park, CA 91706

and shall be deemed given and received.

11.1.2.3 Claims pertaining to decisions or such other determinations by the Owner relating to any Claim from the CMAR shall be communicated by the CMAR with the Owner in writing within fifteen (15) Days following receipt of such decision.

11.1.2.4 All other Claims by the CMAR shall be filed in writing within fifteen (15) Days after the event or occurrence giving rise to the Claim.

11.1.2.5 Additionally, no Claim for additional compensation or extension of time for a delay will be considered unless the provisions for Delays and Time Extensions are complied with.

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11.1.2.6 Unless expressly permitted in the Phase 2 Construction Price or other Contract Documents, no Claim for additional compensation for Work performed filed by the CMAR after the date of Final Payment will be considered.

11.1.3 Records of Extra Work

11.1.3.1 In proceeding under a Claim for extra Work, the CMAR shall keep accurate records in such a manner as to provide a clear distinction between the direct costs of extra Work paid and the costs of other operations.

11.1.3.2 Daily extra work reports shall:

11.1.3.2.1 Be signed by the CMAR or the CMAR Representative.

11.1.3.2.2 Itemize the materials used and state the direct cost of labor and the charges for equipment rental, whether furnished by the CMAR, Subcontractor, or any specialized forces.

11.1.3.2.3 Provide names or identifications and classifications of workers, the hourly rate of pay and hours worked, and also the size, type, and identification number of equipment and hours operated.

11.1.3.2.4 Substantiate material charges with attached valid copies of vendor’s invoices and, if not available, the invoices shall be submitted within forty-five (45) Days after the date of delivery of the material.

11.1.3.3 When a Claim for extra Work is submitted, such information shall be submitted to the Owner weekly. The Owner shall review, disapprove, and request adjustments, or agree upon and sign daily extra work reports upon receipt from the CMAR. The CMAR and the Owner shall agree on the contents of the extra work reports daily.

11.1.3.3.1 The Owner will compare the Owner’s records with the completed daily extra work reports furnished by the CMAR and make any necessary adjustments.

11.1.3.3.2 When these daily extra work reports are agreed upon and signed by both Parties, the reports shall become the basis of payment for the Work performed but shall not preclude subsequent adjustment based on a later audit by the Owner.

11.1.3.4 The CMAR’s and Subcontractor’s records pertaining to the Project shall be open to inspection or audit by representatives of the Owner, during the life of the Agreement, and for a period of three (3) years after the date of acceptance thereof, and the CMAR and all Subcontractors shall retain those records for that period. Such audit shall not include the CMAR’s proprietary information, including, but not limited to, the CMAR’s formula or other data or communications used in calculating pricing.

11.1.3.4.1 Where payment for materials or labor is based on Work performed by Subcontractors and other forces not employees of the CMAR, the CMAR shall make every reasonable effort to ensure that the cost records of those other forces will be open to inspection and audit by representatives of the Owner on the same terms and conditions as the cost records of the CMAR.

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11.1.3.4.2 If an audit is to be commenced more than thirty (30) days after the acceptance date of the Agreement, the CMAR will be given a reasonable notice of the time when the audit is to begin.

11.1.3.5 The CMAR and Subcontractors shall keep full and complete records of the costs and additional time incurred for any Work for which a Claim for additional compensation is made.

11.1.3.5.1 The Owner Representative or any designated Claim investigator or auditor shall have access to those records and any other records as may be required by the Owner Representative to determine the facts or contentions involved in the Claims.

11.1.3.6 The Owner, or its authorized representatives, shall have access, upon reasonable notice, during normal business hours, to the CMAR and Subcontractors’ books, documents, and accounting records, including, but not limited to, bid worksheets, bids, Subcontractor bids and proposals, estimates, cost accounting data, accounting records, payroll records, time sheets, canceled checks, profit and loss statements, balance sheets, project correspondence including, but not limited to, correspondence between the CMAR and its sureties and Subcontractors/Vendors, project files, scheduling information, and other records of the CMAR and Subcontractors directly or indirectly pertinent to the Work, original as well as change and Claimed extra Work, to verify and evaluate the accuracy of cost and pricing data submitted with any Change Order, prospective or completed, or any Claim for which additional compensation has been requested or Claim has been tendered.

11.1.3.6.1 Such access shall include the right to examine and audit such records, and make excerpts, transcriptions, and photocopies at the Owner’s cost.

11.1.3.7 In case the Claim is found to be just, it shall be allowed and paid for as provided by the Contract Documents.

11.2	Dispute Resolution

11.2.1 Direct Discussions. If the Parties cannot reach resolution on a matter relating to or arising out of the Agreement or the Project, the Parties shall endeavor to reach resolution through good faith direct discussions between the Parties’ representatives, who shall possess the necessary authority to resolve such matter and who shall record the date of first discussions. If the Parties’ representatives are not able to resolve such matter within five (5) Business Days from the date of first discussion, the Parties’ representatives shall immediately inform senior executives of the Parties in writing that resolution was not affected. Upon receipt of such notice, the senior executives of the Parties shall meet within five (5) Business Days to endeavor to reach resolution. If the dispute remains unresolved after fifteen (15) Business Days from the date of first discussion, the Parties shall submit such matter to the dispute resolution procedures selected herein.

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11.2.2 Mediation. Unless otherwise provided to the contrary in the Phase 2 Construction Price Amendment, Claims and other disputes or matters in controversy arising out of or related to the Agreement or Project that are not resolved pursuant to other provisions of this Article 11 shall be mediated prior to recourse to litigation or other binding dispute resolution proceeding. Such mediation shall, unless the Parties mutually agree otherwise, be conducted by a mediator mutually agreeable to the Parties in the city or town nearest where the Project is located in accordance with the American Arbitration Association Construction Industry Mediation Procedures in effect on the date of this Agreement. A request for mediation shall be made in writing, delivered to the other Party to the Agreement, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of litigation or other binding dispute resolution proceedings, and, in such event, mediation shall proceed at an appropriate time mutually agreed upon by the Parties or as directed by the court. The mediator shall be agreed to by the mediating Parties; in the absence of an agreement, the Parties shall each submit one name from the mediators listed by the American Arbitration Association in the locality in which the Project is located or other agreed-upon services. Such mediation shall be held for a period not to exceed one (1) day unless otherwise agreed in writing by the Parties. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof. Neither Party shall be deemed the prevailing Party and each Party shall pay its own attorneys’ fees and costs and one-half of the mediator’s fees and costs. Disputes that are not resolved through mediation in accordance with this Paragraph 11.2.2 shall be resolved in the manner selected by the Parties in Paragraph 11.2.3 below.

11.2.3 Dispute Resolution. If the matter remains unresolved after submission of the matter to direct management discussions or mediation, the Parties shall submit the matter to the binding dispute resolution procedure described below:

11.2.3.1 By litigation. Litigation shall commence in any court having jurisdiction over the Project site. Notwithstanding any contrary provision herein, nothing in the Contract Documents shall be construed as a waiver of a defending Party’s right to remove a suit to any US District Court having jurisdiction, provided that the threshold requirements for removal and diversity are satisfied. The matter shall proceed as a bench trial tried to a single judge. THEREFORE, THE PARTIES TO THIS AGREEMENT, INCLUDING ANY ASSIGNEES, HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY.

11.2.4 Survival. The dispute resolution provisions of the Agreement shall survive the completion of the Work and/or the expiration or termination of the Contract Documents.

11.3	Venue

The venue of any binding dispute resolution procedure shall be the location of the Project unless the Parties agree on a mutually convenient location. The Parties waive any objection to such venue on the basis of inconvenient form.

11.4	Multiparty Proceeding

The Parties agree that all Parties necessary to resolve a claim shall be Parties to the same dispute resolution proceeding. Appropriate provisions shall be included in all other contracts relating to the Work to provide for the joinder or consolidation of such dispute resolution procedures.

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11.5	Lien Rights

Nothing in this Article 11 or other applicable provisions of the Contract Documents shall limit any rights or remedies not expressly waived by the CMAR which the CMAR may have under Applicable Law.

ARTICLE 12 — Miscellaneous Provisions

12.1	Assignment

Neither the Owner nor the CMAR shall assign its interest in the Agreement or the other Contract Documents without the written consent of the other except as to the assignment of proceeds. The terms and conditions of the Agreement and the other Contract Documents shall be binding upon both Parties, their partners, successors, assigns, and legal representatives. Neither Party to the Agreement or the other Contract Documents shall assign the Agreement without written consent of the other except that the Owner may assign the Agreement to a wholly owned subsidiary of the Owner when the Owner has fully indemnified the CMAR or to an institutional lender providing construction financing for the Project as long as the assignment is no less favorable to the CMAR than the Agreement. In the event of such assignment, the CMAR shall execute any consent reasonably required. In such event, the wholly owned subsidiary or lender shall assume the Owner’s rights and obligations under the Contract Documents and the CMAR shall not be obligated to perform for such wholly owned subsidiary or lender unless the CMAR is fully paid for its Work under the Agreement in accordance with the terms and provision thereof. If either Party attempts to make such an assignment, that Party shall nevertheless remain legally responsible for all obligations under the Agreement, unless otherwise agreed by the other Party.

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Exhibit A.1 - Insurance Requirements

[***]

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Exhibit A.2 – Performance Bond and Payment Bond Requirements

[***]

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Exhibit B—CMAR Phase I Scope of Services

[***]

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Exhibit C - Phase I Notice to Proceed

[***]

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Exhibit D—Phase I Early Work(s) Package(s) (if applicable)

Not Used

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Exhibit D.1—Phase I Early Work(s) Package(s) Amendment Form (if applicable)

Not Used

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Exhibit E—Phase 2 Construction Price

MIKE BUBALO CONSTRUCTION CO., INC.

BID SCHEDULE

36-inch Replacement Pipe and Ancilliary Valves

Northern Pipeline for Fenner Gap Mutual Water Company

Preconstruction Services	$150,000
Mobilization/Demobilization	$2,150,000
Clear & Grub/Fencing	$3,500,000
Replace Pipeline	$35,310,960
Install Air Relase & Blow Off Valves	$7,380,000
Cathodic Protection	$1,110,000
Restoration & SWPPP	$430,000
$50,030,960
Contingency @ 10%	$5,003,096
Total	$55,034,056

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Exhibit F—Initial Schedule of Work

[***]

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Exhibit G—Project Technical Scheduling Requirements

[***]

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Exhibit H—Preconstruction Phase Services Hourly Rate Schedule

[***]

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Exhibit I—Project Technical Performance Requirements

Not Used

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Exhibit J—Project Labor and Vendor Requirements

[***]

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